UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Definitive Healthcare Corp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 9, 2024

Dear Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Definitive Healthcare Corp. on Wednesday, May 22, 2024, at 3:00 PM, Eastern Time. The Annual Meeting will be held at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the Annual Meeting. A Notice of Internet Availability of Proxy Materials is being mailed, and the Proxy Statement, annual report and the form of proxy are first being sent or made available to stockholders on or about April 9, 2024. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the Annual Meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone, or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting. We encourage you to vote by Internet, by telephone, or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Definitive Healthcare Corp.

Sincerely,

Jason Krantz

Executive Chairman, Director, Interim CEO

DEFINITIVE HEALTHCARE CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Wednesday, May 22, 2024

TIME	3:00 PM, Eastern Time

PLACE	492 Old Connecticut Path, Suite 401, Framingham, MA 01701

ITEMS OF BUSINESS

We are holding the meeting for the following purposes, as more fully described in our Proxy Statement:

1.  To elect the three Class III directors of Definitive Healthcare Corp. named in the Proxy Statement, each to serve a three-year term expiring at the 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

2.  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

3.  To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

4.  To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE

You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 25, 2024.

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. If you would like to view the list, please email us at annualmeeting@definitivehc.com. In addition, the list of stockholders of record will be available at the Annual Meeting for inspection by any stockholder who is present.

VOTING BY PROXY

To ensure your shares are voted, please follow the instructions on the Notice of Internet Availability of Proxy Materials or physical proxy card you received in the mail. You may vote your shares over the Internet, by telephone, or by completing, signing and mailing your physical proxy card. Voting procedures are described on the following page, on the Notice of Internet Availability of Proxy Materials, and/or on the physical proxy card you received in the mail.

By Order of the Board of Directors,

Matt Ruderman

Chief Legal Officer and Secretary

April 9, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Wednesday, May 22, 2024: This Proxy Statement and our Annual Report are available free of charge at www.proxydocs.com/DH.

PROXY VOTING METHODS

If at the close of business on March 25, 2024 (the “Record Date”), you were a stockholder of record you may vote your shares in person at the Annual Meeting or in advance over the Internet, by telephone, or by mail. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. We encourage you to vote by Internet, by telephone, or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Shares Held of Record. If you hold your shares in your own name as a holder of record with our transfer agent, Equiniti Trust Company, LLC, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Notice of Internet Availability (“Notice”) or a printed copy of the proxy materials, follow the instructions in the Notice or on the proxy card.

By Telephone	If you received the Notice or a printed copy of the proxy materials, follow the instructions on the Notice or on the proxy card.

By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person

You may also vote in person by attending the meeting and submitting your proxy card. Please see the General Information section of this Proxy Statement for additional information on how to attend in person.

Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee (that is, in street name), you will receive instructions from your broker, bank, or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person at the Annual Meeting, you may be instructed to obtain a legal proxy from your broker, bank, or other nominee and to submit a copy at the meeting.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

Definitive Healthcare Corp.

492 Old Connecticut Path, Suite 401

Framingham, MA 01701

Telephone: (508) 720-4224

PROXY STATEMENT

Annual Meeting of Stockholders

May 22, 2024

GENERAL INFORMATION

Why am I being provided with these materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, the Notice of Internet Availability of Proxy Materials was mailed, and this Proxy Statement, annual report, and the form of proxy were first sent or made available to stockholders on or about April 9, 2024. We have provided these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Definitive Healthcare Corp. (“we,” “our,” “us” and the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 22, 2024 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares or to vote your shares in advance by proxy via the Internet, by telephone, or by mail.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•

Proposal No. 1: To elect the three Class III directors of Definitive Healthcare Corp. named in this Proxy Statement, each to serve a three-year term expiring at the 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

•	Proposal No. 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

•	Proposal No. 3: To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

Who is entitled to vote?

Stockholders of record as of the close of business on March 25, 2024 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 117,789,185 shares of our Class A common stock and 39,238,832 shares of our Class B common stock outstanding. Holders of our Class A common stock have one vote for each share of Class A common stock held as of the Record Date, and holders of our Class B common stock have one vote for each share of Class B common stock held as of the Record Date, in each case including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank, or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank, or nominee how to vote their shares.

Our Class A common stock and Class B common stock will vote together as a single class on all matters described in this Proxy Statement for which stockholder votes are being solicited.

What constitutes a quorum?

The presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting shall constitute a quorum. Abstentions, “withhold” votes, and shares represented by “broker non-votes” that are present in person or by proxy and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal Nos. 1 and 3 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

For Proposal No. 1, under our Amended and Restated Certificate of Incorporation (“Charter”), directors are elected by the plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. There is no cumulative voting. Director nominees who receive the greatest number of affirmative votes will be elected. In an uncontested election where the number of nominees equals the number of director seats up for election, all the nominees will be elected as long as there is a quorum and they receive at least one vote. Under our Corporate Governance Guidelines, we maintain a policy that requires a director in an uncontested election who does not receive a majority of the votes cast to tender his or her resignation from the Board and all committees thereof. Under our Corporate Governance Guidelines, a director nominee shall have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding broker non-votes). The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board the action to be taken with respect to the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the publication of the election results.

For Proposal No. 2, under our Bylaws, approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present in person or by proxy and entitled to vote thereon. It is important to note that Proposal No. 2 is advisory and therefore not binding on the Board. While the ratification of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider, in their discretion, the selection of a different firm. In addition, even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different firm if at any time during the year they determine that such a change would be in the best interests of the Company and its stockholders.

For Proposal No. 3, under our Bylaws, approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present in person or by proxy and entitled to vote thereon. It is important to note that Proposal No. 3 is advisory and therefore not binding on the Board. Nevertheless, the Board and the Human Capital Management and Compensation Committee value the opinions of stockholders in this matter and, to the extent there is any significant vote in opposition to the compensation of the Company’s named executive officers, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting; however, votes that are “withheld” may trigger the director resignation policy set forth in our Corporate Governance Guidelines as described elsewhere in this Proxy Statement. Broker non-votes will have no effect on the outcome of Proposal No. 1 and there will not be any abstentions on this proposal.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” Proposal No. 2 and broker non-votes would have no effect on the outcome of Proposal No. 2. Because brokers have the discretionary authority to vote on Proposal No. 2, we do not expect any broker non-votes on this proposal.

With respect to advisory approval of the compensation of our named executive officers (Proposal No. 3), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” Proposal No. 3. Broker non-votes will have no effect on the outcome of Proposal No. 3.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals.

We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those referenced above. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the Class III director nominees set forth in this Proxy Statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

•	“FOR” the advisory vote on the executive compensation of our named executive officers.

Who will count the vote?

Representatives of Mediant Communications or its designee will tabulate the votes and act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

By Internet	If you received the Notice of Internet Availability (“Notice”) or a printed copy of the proxy materials, follow the instructions in the Notice or on the proxy card.
By Telephone	If you received the Notice or a printed copy of the proxy materials, follow the instructions on the Notice or on the proxy card.
By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person

You may also vote in person by attending the meeting and submitting your proxy card. Please see the General Information section of this Proxy Statement for additional information on how to attend in person.

If you hold your shares in street name, you may submit voting instructions to your broker, bank, or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

How do I attend and vote my shares at the Annual Meeting?

This year’s Annual Meeting will be held at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. The instructions for how to attend the Annual Meeting and vote, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/DH.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone, or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 21, 2024;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at the Annual Meeting on May 22, 2024;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 21, 2024; or

•	attending the Annual Meeting and voting in person.

If you hold shares in street name, please refer to information from your bank, broker, or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those referenced above. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission, and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

The information provided in the “question and answer” format above is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

PROPOSAL NO. 1—ELECTION OF CLASS III DIRECTORS

Our Charter provides for a classified Board of Directors divided into three classes. Jeff Haywood, Scott Stephenson, and Kathleen A. Winters constitute a class with a term that expires at the Annual Meeting of Stockholders in 2027 (the “Class III Directors”); Jason Krantz and Lauren Young constitute a class with a term that expires at the Annual Meeting of Stockholders in 2025 (the “Class I Directors”); and Chris Egan, Samuel A. Hamood, Jill Larsen, and Sastry Chilukuri constitute a class with a term that expires at the Annual Meeting of Stockholders in 2026 (the “Class II Directors”). Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees to serve as Class III Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2027: Jeff Haywood, Scott Stephenson, and Kathleen A. Winters. Action will be taken at the Annual Meeting for the election of these three Class III Director nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. Each person nominated for election has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. In the event that any of the nominees should be unable to serve or for good cause will not serve, proxies will be voted for a substitute as designated by the Board, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board.

Nominating Agreements

On September 17, 2021, in connection with the initial public offering of our Class A common stock completed September 17, 2021(our “IPO”), we entered into nominating agreements with each of an affiliate of Advent, Jason Krantz, and Spectrum Equity, which provide that, subject to certain stock ownership thresholds, the Company will include two designees of Advent, one designee of Jason Krantz, and one designee of Spectrum Equity, respectively, in the slate of director nominees recommended to the Company’s stockholders for election, and the Company will fill any vacancy of any such designated director previously nominated by Advent, Jason Krantz, and Spectrum Equity, respectively, with a new director designated by Advent, Jason Krantz, and Spectrum Equity, respectively. Chris Egan and Lauren Young are the designees of Advent, Jason Krantz is the designee of Jason Krantz, and Jeff Haywood is the designee of Spectrum Equity.

Nominees for Election to the Board of Directors in 2024

The following information describes the offices held, other business directorships, and the term of service of each director nominee, as well as the experiences, qualifications, attributes, or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities of the director nominees is shown under “Security Ownership of Certain Beneficial Owners and Management” below. Each of the nominees for election at the Annual Meeting was recommended for election by the Nominating and Corporate Governance Committee. All three of the nominees are current directors and, if elected, will be continuing their roles on the Board. Mr. Stephenson has not previously been elected by our stockholders. His candidacy was recommended by one of our non-management directors. After performing further evaluation of Mr. Stephenson’s particular experience, qualifications, attributes, and skills, the Nominating and Corporate Governance Committee recommended his appointment to the Board.

Class III – Nominees for term expiring in 2027

Name	Age	Principal occupation and other information
Jeff Haywood	45

Mr. Haywood has served as a member of the Board of Directors of the Company since February 2015.

Mr. Haywood is a Managing Director at Spectrum Equity, which he joined in February 2007. Prior to Spectrum Equity, Mr. Haywood served as an associate at Thoma Cressey Equity Partners, an American private equity and growth capital firm, and as an analyst at Goldman Sachs. Mr. Haywood also currently serves on the board of directors of RxVantage, Datassential, and Membersy Topco, LLC. Mr. Haywood also currently serves as a Board Observer at Everlywell. Previously, Mr. Haywood has served on the board of directors or as a board observer of a range of private companies in the technology, healthcare, and data industries. Mr. Haywood holds a B.A. in Political Science and History from Duke University.

We believe Mr. Haywood is qualified to serve on our Board of Directors because of his extensive knowledge of the healthcare industry, his expertise in finance and investment, and his service as director of healthcare analytics companies.

Scott Stephenson	66

Mr. Stephenson has served as a member of the Board of Directors of the Company since September 2023.

Mr. Stephenson held various roles at Verisk Analytics, Inc., a publicly traded strategic data, analytics, and technology partner to the global insurance industry between 2001 and May 2022, including as a member of the Board of Directors from April 2013 to May 2022, Chairman of the Board from April 2016 to May 2022, Chief Executive Officer from April 2013 to May 2022, and President from March 2011 to May 2022. From 1989 to 1999, Mr. Stephenson was a Partner with The Boston Consulting Group, eventually rising to Senior Partner and member of the firm’s North American operating committee. Since February 2020, Mr. Stephenson has served on the Board of Directors of Public Service Enterprise Group Inc. (NYSE: PEG), the publicly traded parent company of New Jersey-based gas and electric utility company, Public Service Electric and Gas Co. (PSE&G). Mr. Stephenson is an Advisory Partner with Advent International and a Senior Advisor to the Boston Consulting Group. Mr. Stephenson holds a B.S. from the University of Virginia and an M.B.A. from Harvard Business School.

We believe Mr. Stephenson is qualified to serve on our Board of Directors because of his leadership and financial experience as a public company executive and director, and his data and analytics experience and industry knowledge.

Name	Age	Principal occupation and other information

Kathleen A. Winters	56

Ms. Winters has served as a member of the Board of Directors of the Company since October 2021.

Ms. Winters is an independent director and former CFO. In addition to our Board of Directors, Ms. Winters currently serves as a member of the board of directors of American Express Global Business Travel, a public company. Ms. Winters served as Chief Financial Officer at Automatic Data Processing Inc. from 2019 to 2021, a global technology company providing human capital management solutions. At Automatic Data Processing Inc., she was responsible for leading the global finance organization and representing the company to investors, lenders, and rating agencies, and she played a significant role in driving the company’s strategy, growth, and operational effectiveness. Prior to Automatic Data Processing Inc., Ms. Winters served as Chief Financial Officer at MSCI, Inc., a provider of investment decision support tools, including indexes, for institutional investors from 2016 to March 2019. Before that, she spent 14 years in various financial leadership roles at Honeywell International from 2002 to 2016. Ms. Winters began her career at PricewaterhouseCoopers LLP, serving clients primarily in the entertainment and media industries. Ms. Winters holds a bachelor’s degree from Boston College and is a Certified Public Accountant (inactive status).

We believe Ms. Winters is qualified to serve on our Board of Directors because of her financial expertise, numerous leadership positions in financial roles, and extensive experience serving the financial and technology sectors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships, and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes, or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class I – Directors whose term expires in 2025

Name	Age	Principal occupation and other information
Jason Krantz	51

Mr. Krantz has served as Interim CEO of the Company since January 2024, and has served as Executive Chairman of the Board of Directors of the Company since August 2022, having previously served as Chief Executive Officer and director since founding the Company in February 2011.

Prior to founding Definitive Healthcare, Mr. Krantz founded and served as CEO of Infinata, a SaaS based provider of intelligence to the pharmaceutical industry under the brand BioPharm Insight, from 1999 to 2007 until the company was sold to Pearson Media Group. In addition, Mr. Krantz has co-founded and helped build several intelligence and analytics companies including Energy Acuity, a privately held provider of intelligence on the alternative energy market, and Xtelligent Media, a privately held integrated marketing company focused on the healthcare industry. Mr. Krantz previously served on the board of directors of RainKing Solutions, a private company, from 2015 until 2017. Mr. Krantz currently serves on the board of directors of FINTRX and MDCalc, each private companies. Mr. Krantz holds a B.S. in Finance and Computer Science from Boston College and an M.B.A. from Harvard Business School.

We believe Mr. Krantz is qualified to serve on our Board of Directors because of his entrepreneurial experiences, finance and data analytics expertise, and knowledge of the healthcare industry.

Lauren Young	41

Ms. Young has served as a member of the Board of Directors of the Company since July 2019.

Ms. Young is a Managing Director of Advent International, L.P. (“Advent”), a private equity firm that focuses on investments in five core sectors: business and financial services; healthcare; industrial; retail, consumer, and leisure; and technology. Ms. Young joined Advent in 2011. Prior to Advent, Ms. Young was a member of the U.S. buyout fund at The Carlyle Group, an American multinational private equity, alternative asset management, and financial services corporation, from 2006 to 2009 and served as an analyst at McColl partners from 2004 to 2006. Ms. Young also currently serves on the board of directors of Forescout Technologies and Iodine Software, each private companies. Additionally, Ms. Young serves on the board of directors of CCC Intelligent Solutions Holdings Inc., a public company. Ms. Young holds a B.A. from Davidson College and an M.B.A. from the Harvard Business School.

We believe Ms. Young is qualified to serve on our Board of Directors because of her financial knowledge, investment experience across industries, and service as a director of other software solutions companies.

Class II – Directors whose term expires in 2026

Name	Age	Principal occupation and other information
Chris Egan	47

Mr. Egan has served as a member of the Board of Directors of the Company since July 2019.

Mr. Egan is a Managing Partner of Advent International L.P., which he joined in 2000. Prior to Advent, Mr. Egan served as an analyst at UBS, a Swiss multinational investment bank and financial services company. Mr. Egan currently serves on the board of directors of NielsenIQ, and Xplor Technologies, each a private company. Additionally, Mr. Egan serves on the board of directors of CCC Intelligent Solutions Holdings Inc., a public company. Mr. Egan holds a B.A. in English and Economics from Dartmouth College.

We believe Mr. Egan is qualified to serve on our Board of Directors because of his financial knowledge, investment experience, and his service as director of other software solutions companies.

Samuel A. Hamood	55

Mr. Hamood has served as a member of the Board of Directors of the Company since September 2020.

Mr. Hamood currently serves as President and Chief Administrative and Financial Officer at Culligan International Co (“Culligan”), which he joined in August 2019. Prior to his time at Culligan, Mr. Hamood served as interim Chief Executive Officer and President of ATI Physical Therapy, Inc., a nationally recognized rehabilitation provider, from January 2018 to August 2019. Prior to his time at ATI Physical Therapy, Inc., Mr. Hamood served as Executive Vice President and Chief Financial Officer of Change HealthCare Corporation from 2017 to 2018, and as Executive Vice President and Chief Financial Officer of TransUnion from 2008 to 2017. Mr. Hamood also previously served on the board of directors at Culligan from 2016 to 2019 and currently serves on the boards of directors of Accentcare, a private company. Mr. Hamood is a Certified Public Accountant (inactive status), and he received his Bachelor of Business Administration in finance at the University of Iowa, and his Juris Doctor from Southwestern University School of Law.

We believe Mr. Hamood is qualified to serve on our Board of Directors because of his financial expertise and experience in, and knowledge of, the healthcare industry.

Jill Larsen	51

Ms. Larsen has served as a member of the Board of Directors of the Company since April 2021.

Ms. Larsen currently serves as a Chief People Officer for Synopsys, a software company focused on the electronic chip design industry, which she joined in July 2023. She is also the founder of DigitalHR LLC, an HR Consulting business. Prior to Synopsys, Ms. Larsen served as the Chief People Officer & Executive Vice President at PTC Inc., a global software company, from January 2020 to March 2022. Prior to her time

Name	Age	Principal occupation and other information

at PTC, Ms. Larsen served as the Chief Human Resources Officer of Medidata Solutions, Inc., from April 2018 to January 2020.

Ms. Larsen has over 20 years of experience establishing and transforming human resources and talent strategies at global, high-tech companies and has also previously served as SVP of Talent Acquisition and Human Resources at Cisco Systems, Inc., a public technology conglomerate, from April 2013 to April 2018. She also held executive HR leadership roles at EMC (now Dell EMC), and was Chief Human Resources Officer of RSA, the security division of Dell EMC. Ms. Larsen currently serves on the board of directors of Sterling Check Corp., a public company. Ms. Larsen is Professional in Human Resources (PHR) certified, received her B.A. in Communications and English from Boston College and her MS in Human Resources Management from Emmanuel College.

We believe Ms. Larsen is qualified to serve on our Board of Directors because of her extensive experience in talent acquisition strategies and human resources expertise in technology companies.

Sastry Chilukuri	49

Mr. Chilukuri has served as a member of the Board of Directors of the Company since September 2022.

Mr. Chilukuri currently serves as the Chairman & CEO of Emmes Group, a provider of services and technology and artificial intelligence solutions to government, biopharma, and contract research organizations to advance clinical research, which he joined in July 2023. He also serves as an Advisor to New Mountain Capital. Previously, Mr. Chilukuri was the Co-Chief Executive Officer of Medidata, a Dassault Systems company, and Founder and President of Acorn AI, Medidata’s data science business. Prior to his time at Medidata, Mr. Chilukuri was a Partner at McKinsey & Company, a global management consulting firm, from July 2006 to January 2019. Mr. Chilukuri holds a B.Tech from the Indian Institute of Technology (Banaras Hindu University), Varanasi, an M.S. from The Ohio State University, and an MBA from the Northwestern University Kellogg School of Management.

We believe Mr. Chilukuri is qualified to serve on our Board of Directors because of his technology expertise, consulting experience, knowledge of the healthcare industry, and experience with data analytics and artificial intelligence.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our business and affairs are managed under the direction of our Board. Our Charter provides that our Board must consist of at least one director, or such larger number as may be fixed from time to time by a resolution of at least a majority of the directors then in office. Our Board is composed of ten directors divided into three classes, with terms staggered according to class. See “Proposal No. 1 – Election of Class III Directors” for more information.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines, the Board is required to have a majority of independent directors. In making independence determinations, the Board observes all applicable requirements, including the corporate governance listing standards established by the Nasdaq Stock Market (“Nasdaq”). The Board carefully considers all relevant facts and circumstances in making an independence determination.

Our Board of Directors affirmatively determined that each of Sastry Chilukuri, Chris Egan, Samuel A. Hamood, Jeff Haywood, Jill Larsen, Chris Mitchell, Scott Stephenson, Kathleen Winters, and Lauren Young is independent under applicable Nasdaq listing standards. Our Board also determined that each of Sastry Chilukuri, Samuel A. Hamood, and Kathleen Winters is independent under Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of serving on the Audit Committee, and that each of Jeff Haywood, Jill Larsen, and Lauren Young is independent for purposes of serving on the HCM and Compensation Committee. Mr. Mitchell resigned from the Board effective September 6, 2023. In making its independence determinations, our Board of Directors considered and reviewed all information known to it, including information identified through annual director questionnaires. In the case of Mr. Egan and Ms. Young, our Board of Directors considered their positions as a Managing Partner and Managing Director, respectively, of Advent. In the case of Mr. Haywood and Mr. Mitchell, our Board of Directors considered their positions as Managing Directors at Spectrum Equity. In the case of Mr. Stephenson, our Board of Directors considered his position as an Advisory Partner at Advent.

Director Nomination Process

Currently, the Board of Directors is divided into three classes. Each year, at the Annual Meeting of Stockholders, the Board proposes a slate of director nominees for a particular class to stockholders for election to a term of three years. Stockholders may also recommend candidates for election to the Board, as described below. The Board has delegated the process of screening potential director candidates to the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills, and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage, and diversity of experience (for example, in relation to finance and accounting, strategy, risk management, technical expertise, policymaking, etc.). In addition, the Company recognizes and embraces the benefits of having a diverse Board. In evaluating the Board’s composition, although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, the Nominating and Corporate Governance Committee considers diversity among other relevant considerations, including, but not limited to, diversity of gender, age, race, ethnicity, cultural and educational background, professional experience, skills, knowledge, and length of service.

The Nominating and Corporate Governance Committee values the input of stockholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from the committee, directors, and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at Definitive Healthcare Corp., Attn: Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. Invitations to serve as a nominee are extended by the Board via the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.

Director Resignation Policy

Directors are elected by a plurality of the votes cast in both contested elections (elections in which the number of nominees is greater than the number of Board seats open for election) and uncontested elections (elections in which the number of nominees does not exceed the number of Board seats open for election). Under our Corporate Governance Guidelines, we maintain a policy that requires a director in an uncontested election who does not receive a majority of the votes cast to tender his or her resignation from the Board and all committees thereof. Under our Corporate Governance Guidelines, a director nominee shall have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding broker non-votes). The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board the action to be taken with respect to the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the publication of the election results.

Board Leadership Structure

Our Board of Directors is led by Mr. Krantz, our Executive Chairman and Founder, who also currently serves as our interim Chief Executive Officer. At this time, we believe that a combined Chair and interim Chief Executive Officer role is appropriate for the Company and in the best interests of the Company and its stockholders. As the interim Chief Executive Officer and Founder, Mr. Krantz has a deep understanding of the Company, which we believe enables the Board to better understand the Company, work closely with management, and ensure that the Board and management act with a common purpose. We believe Mr. Krantz offers a robust understanding of risks facing the Company as our Founder and interim Chief Executive Officer. We believe that combining the positions of interim Chief Executive Officer and Executive Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans, and that a single Executive Chairman and interim Chief Executive Officer is well-positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board does not have a fixed policy regarding the separation of the offices of Chair of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chair of the Board and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight.

Oversight of Risk Management

The Board is involved in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its committees, which assist the Board in overseeing parts of our overall risk management and regularly report to the Board. The Audit Committee periodically reviews our accounting, reporting, and financial practices, and oversees the integrity of our financial statements, the administrative and financial controls, our compliance with legal and regulatory requirements, our procedures for the treatment of complaints regarding internal accounting controls or auditing matters, and our policies with respect to risk assessment and risk management. In addition, our Audit Committee addresses the Company’s cybersecurity risk management as part of its general oversight function. The audit committee is responsible for overseeing Company’s cybersecurity risk management processes, including oversight of risks from cybersecurity threats. Through its regular meetings with management, including the finance, legal, cybersecurity, and internal control functions, the Audit Committee reviews and discusses significant areas of our business and related risks and summarizes for the Board areas of risk and any mitigating factors. In addition, the HCM & Compensation Committee reviews, at least annually, whether risks arising from the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. For more information regarding our risk oversight governance framework, see below under “Our Commitment to ESG.”

Executive Sessions

As described in our Corporate Governance Guidelines, the non-management directors meet regularly in executive session without members of management present. If any of the non-management directors do not qualify as an “independent director” under applicable Nasdaq rules, at least once a year an additional executive session is held, attended only by independent directors. The executive sessions have such agendas and procedures as are determined by the non-management and independent directors, as applicable. An independent presiding director convenes and presides at such sessions. Authority in such sessions to act on behalf of the Company or the Board on any matters requires an express delegation of authority by the Board.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders are invited to communicate to the Board or its committees by writing to Definitive Healthcare Corp., Attn: Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. In addition, interested parties may communicate with the Chair of the Board or with the non-management and independent directors of the Company as a group by writing to Definitive Healthcare Corp., Attn: Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2023.

	Audit Committee	HCM and Compensation Committee	Nominating and Corporate Governance Committee
Samuel A. Hamood	Chair
Jeff Haywood		X
Jill Larsen		Chair
Chris Mitchell*			X
Kathleen A. Winters	X
Lauren Young		X	Chair
Sastry Chilukuri	X		X
Scott Stephenson**			X
Number of meetings held in 2023:	9	5	4

*	Mr. Mitchell resigned from the Board and the Nominating and Corporate Governance Committee effective September 6, 2023.
**	Mr. Stephenson was appointed to the Nominating and Corporate Governance Committee effective September 6, 2023.

During the year ended December 31, 2023, the Board held 13 meetings. In 2023, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he or she served as a member of the Board or such committee. Directors are invited, but not required, to attend our annual meetings of stockholders. 2 out of 10 then-serving directors attended the 2023 annual meeting of stockholders.

Audit Committee

The primary purposes of our Audit Committee under the committee’s charter are to assist the Board’s oversight of:

•	audits of our financial statements;

•	the integrity of our financial statements, financial reporting, and disclosure practices;

•	our processes relating to risk management and the soundness of our systems of internal control over financial reporting and accounting compliance and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence, and performance of our independent auditor, and the independent auditor’s conduct of the annual audit of our financial statements; and

•	the performance of our internal audit (as applicable) and internal control function(s).

Our Audit Committee is composed of Samuel A. Hamood, Kathleen A. Winters, and Sastry Chilukuri, with Mr. Hamood serving as chair. Our Board determined that each of Mr. Hamood, Ms. Winters, and Mr. Chilukuri meets the Nasdaq financial literacy requirements for serving on an audit committee and that each of Mr. Hamood and Ms. Winters qualify as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our Board affirmatively determined that each of Mr. Hamood, Ms. Winters, and Mr. Chilukuri is independent for the purposes of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act. The Audit Committee is governed by a charter that complies with the rules of Nasdaq.

Human Capital Management & Compensation Committee

The primary purpose of our Human Capital Management and Compensation Committee (“HCM and Compensation Committee”) under the committee’s charter is to assist the Board in overseeing our employee compensation philosophy and practices, non-Chief Executive Officer succession planning, and human capital management, including:

•

evaluating, recommending, and approving executive officer compensation arrangements, plans, policies and programs, including evaluating the performance of our Chief Executive Officer and overseeing that of our other executive officers;

•	administering Company-wide equity-based and other incentive compensation plans;

•

approving equity-based grants to executive officers and delegating authority to the Chief Executive Officer to make awards to non-executives; reviewing compensation of our directors and recommending modifications; assessing risks arising from our compensation policies and practices; and reviewing human capital and talent related policies and practices including:

•	overseeing succession planning for executive officers other than the Chief Executive Officer and, where applicable, other critical roles;

•	talent development, retention, overall employee wellness and engagement of company personnel; and

•	corporate culture and strategies in support of diversity, equity, and inclusion.

The HCM and Compensation Committee is composed of Jeff Haywood, Jill Larsen, and Lauren Young, with Ms. Larsen serving as the chair. Our Board affirmatively determined that each of Mr. Haywood, Ms. Larsen, and

Ms. Young is independent for purposes of serving on the HCM and Compensation Committee. The HCM and Compensation Committee is governed by a charter that complies with the rules of Nasdaq.

Nominating and Corporate Governance Committee

The primary purpose of our Nominating and Corporate Governance Committee is to recommend candidates for appointment to the Board and to review the corporate governance guidelines of the Company, including:

•

identifying and screening individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;

•	developing, recommending to the Board, and reviewing the Company’s Corporate Governance Guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board and its committees;

•	reviewing, and discussing with management, the Company’s overall approach to environmental, social, and governance practices, disclosures, and frameworks; and

•	reviewing on a regular basis the overall corporate governance of the Company and recommending improvements for approval by the Board where appropriate.

The Nominating and Corporate Governance Committee is composed of Scott Stephenson, Lauren Young, and Sastry Chilukuri, with Ms. Young serving as the chair. Our Board affirmatively determined that each of Mr. Stephenson, Ms. Young and Mr. Chilukuri is independent for purposes of serving on our Board under applicable Nasdaq rules. The Nominating and Corporate Governance Committee is governed by a charter that complies with the rules of Nasdaq. Mr. Mitchell served on the Nominating and Corporate Governance Committee during his term as a director in 2023 and was determined to be independent during his time as a director under applicable Nasdaq rules.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which applies to all of our employees, officers (including the principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions), and directors, is available on our website located at ir.definitivehc.com. We intend to post on this section of our website any amendment to our Code of Business Conduct and Ethics, as well as any waivers of our Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or Nasdaq. Our Audit Committee is responsible for overseeing the Code of Business Conduct and Ethics, and our Board must approve any waivers of the Code of Business Conduct and Ethics for any directors, executive officers, or senior financial officers.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, committee charters, Code of Business Conduct and Ethics, and other corporate governance documents and information are available on our website at ir.definitivehc.com under Governance. Any stockholder may also request them in print, without charge, by contacting the Chief Legal Officer of Definitive Healthcare Corp., at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701.

Our Commitment to ESG

Our Board, acting directly and through its committees, reviews and oversees our strategic plans, objectives, and risks related to sustainability, environmental, social, and governance matters (“ESG”), pursuant to our Corporate Governance Guidelines. At this time, the Board believes full board oversight, with specific elements delegated to committees, rather than assigning oversight to an existing or new committee, will ensure all directors are actively engaged in overseeing ESG risks and opportunities. Each of our committees share in ESG oversight responsibilities, and each committee reports regularly to the full Board on its activities. The HCM and Compensation Committee is responsible for overseeing the policies and strategies relating to talent management, as well as the diversity, equity, and inclusion philosophy, efforts, and results. The Nominating and Corporate Governance Committee oversees our broader ESG framework and general approach to ESG reporting, and reviews and makes recommendations to the Board about significant emerging corporate governance issues and practices. The Audit Committee reviews controls and risks around information security and data privacy and approves procedures and security measures undertaken to strengthen and support compliance in this area. The Audit Committee also provides specific oversight with respect to the financial reporting elements of ESG disclosures.

Board Diversity

The following table sets forth certain self-identified diversity statistics concerning the members of the Board of Directors:

Board Diversity Matrix (as of April 9, 2024)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
White	3	4
Asian	—	1
Middle Eastern	—	1

Our Board Diversity Matrix as of April 20, 2023 can be found in our proxy statement for the 2023 Annual Meeting filed with the SEC on April 20, 2023.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Mr. Krantz, who also serves as a director of the Company. For biographical information for Mr. Krantz, see “Proposal No. 1—Election of Class I Directors—Continuing Members of the Board of Directors.”

Name	Age	Principal occupation and other information
Jonathan Maack	45

Mr. Maack has served as the Company’s President since November 2022. Prior to joining the Company, Mr. Maack served as Chief Strategy and Corporate Development Officer at athenahealth, a leading provider of cloud-based EHR/PM solutions and revenue cycle and value-based care services, which he joined in May 2021. Prior to his time at athenahealth, Mr. Maack served as Chief Strategy Officer at OptumInsight, an information and technology-enabled health services business, having joined via acquisition in November 2017 and remaining through May 2021. Prior to joining OptumInsight, Mr. Maack held a variety of senior leadership roles at The Advisory Board Company from August 2014 to November 2017, culminating in a role as the General Manager of the

Name	Age	Principal occupation and other information

Health System Growth Business, which helped health systems market their services to patients and engage physicians. Prior to The Advisory Board Company, Mr. Maack was a management consultant at Bain & Company from January 2010 to August 2014, where he focused on private equity due diligence and operational improvement work in healthcare. Mr. Maack holds a B.A. in Art History, Economics, and German from New York University and an M.B.A. in Healthcare from The Wharton School of the University of Pennsylvania.

Richard Booth	54

Mr. Booth has served as the Company’s Chief Financial Officer since March 2021. Prior to joining the Company, Mr. Booth served as Chief Financial Officer of Bottomline Technologies, Inc., a SaaS based business payment provider from April 2015 to March 2021, where he oversaw finance and information security. Before joining Bottomline Technologies, Inc., Mr. Booth was the VP of Finance and Corporate Controller of Sapient (since renamed Publicis Sapient), a publicly traded digital advertising firm. Prior to Sapient, Mr. Booth oversaw financial matters at Nuance Communications, a publicly traded software and services firm, culminating in his role as VP of Business Financial Planning & Analysis. Mr. Booth currently serves as a member of the board of directors and chair of the audit committee of CRA International, Inc., a publicly traded global consulting firm, and on the board of directors of 33 Foundation, a private community enrichment organization. Mr. Booth holds a B.S. in accounting with high honors from Penn State University, an M.S.O.D. from American University, an M.S. in taxation from Bentley College, and an M.B.A. from Stanford University Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Booth is also a licensed CPA.

Carrie Lazorchak	54

Ms. Lazorchak has served as the Company’s Chief Revenue Officer since November 2023. Previously, she served as the Chief Revenue Officer at SimilarWeb, a publicly-traded digital data and analytics company, from October 2018 to November 2023. Prior to SimilarWeb, Carrie worked at Nuance Communications, a leader in speech recognition and artificial intelligence software, for 17 years. From October 2015 to September 2018 she led the worldwide sales and customer success teams for the Nuance enterprise division. Prior to October 2015 she helped build and lead the sales team for the mobile and embedded divisions of Nuance. Carrie has a B.A. in Communications and Marketing from Salisbury State and an M.S. in Information and Telecommunication Systems from The Johns Hopkins University.

Kate Shamsuddin Jensen	37

Ms. Shamsuddin Jensen has served as the Company’s Chief Product Officer since January 2020. Prior to being the Company’s Chief Product Officer, Ms. Shamsuddin Jensen served as the Company’s Senior Vice President of Strategy from January 2018 to December 2019, Vice President of Strategy from September 2016 to December 2017, and Director of Product Strategy from February 2015 to September 2016. Prior to joining the Company, Ms. Shamsuddin Jensen worked in strategic services at Blue Cross Blue Shield Association, a national association of 30+ independent, community-based, and locally operated Blue Cross Blue Shield companies. At Blue Cross Blue Shield Association, Ms. Shamsuddin Jensen developed strategic initiatives and products to use across all of the Blue Cross Blue Shield companies. Ms. Shamsuddin Jensen holds a B.A. in Anthropology and Global Health from Emory University and an M.S. in Health Policy and Management from Harvard University School of Public Health.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2023 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table summarizes fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, in the identified categories for the years ended December 31, 2023 and 2022:

	2023	2022
Audit fees(1)	$1,586,297	$1,530,828
Audit-related fees(2)	12,000	35,000
Tax fees(3)	712,068	946,320
All other fees(4)	1,895	1,895

Total:	$2,312,260	$2,514,043

(1)

Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of financial statements, and the fees for services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)

Represents fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit fees.” These services in 2023 and 2022 consisted primarily of attestation services for such matters as required for consents and comfort letters related to registration statements and other filings with the SEC.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning.
(4)	“All other fees” consisted of annual subscription fees for accounting research software.

All of the services shown in this table for 2023 and 2022 were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for, and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report is not to be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor is such information to be incorporated by reference into any future filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation, and integrity of our financial statements, the application of accounting and financial reporting principles, and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Samuel A. Hamood, Chair

Kathleen A. Winters

Sastry Chilukuri

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s shareholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our shareholders’ interests, and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the shareholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the HCM & Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority in voting power of the shares of stock present in person or by proxy and entitled to vote thereon at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2025 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“named executive officers” or “NEOs”) listed below. This CD&A also describes the HCM & Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2023.

Our NEOs for fiscal 2023 were:

Name	Position
Robert Musslewhite(1)	Former Chief Executive Officer (“CEO”)
Jonathan Maack	President
Richard Booth	Chief Financial Officer
Kate Shamsuddin Jensen	Chief Product Officer
Carrie Lazorchak(2)	Chief Revenue Officer
Joseph Mirisola(2)	Former Chief Revenue Officer

(1)	As described below, Robert Musslewhite stepped down as the Company’s CEO and as a director effective January 16, 2024.
(2)

On November 1, 2023, Carrie Lazorchak joined Definitive Healthcare as Chief Revenue Officer, succeeding Joseph Mirisola. Mr. Mirisola entered into a Separation Agreement with the Company on October 2, 2023, with a final date of employment of December 31, 2023. Mr. Mirisola ceased his responsibilities as Chief Revenue Officer and as an executive officer of the Company on November 1, 2023, and at that time became a Senior Advisor to ensure a smooth transition.

2024 CEO Transition

As disclosed in our current report on Form 8-K filed with the SEC on January 16, 2024, t Mr. Musslewhite stepped down as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors, each effective January 16, 2024. On such date, the Company also announced that Jason Krantz, the Company’s Founder and Executive Chairman, would serve as interim Chief Executive Officer, effective January 16, 2024. The Board has engaged a leading global executive search firm and a process to identify a permanent CEO is underway.

EXECUTIVE SUMMARY

At Definitive Healthcare, our mission is to transform data, analytics, and expertise into healthcare commercial intelligence. We help clients uncover the right markets, opportunities, and people, so our customers can shape tomorrow’s healthcare industry. Our SaaS platform creates new paths to commercial success in the healthcare market, so companies can identify where to go next.

Since our IPO in September 2021, we have experienced strong cumulative revenue growth and continue to produce strong results. Our strength is broad-based across all of our customer verticals, and we continue to innovate to build the next generation of healthcare commercial intelligence solutions.

2023 Business Highlights

The Company delivered solid performance in 2023. We took action to improve the margin profile of the business and added meaningful capabilities through organic innovation and strategic acquisitions. For the year, we delivered a 13% year-over-year revenue growth rate, a (115)% net loss margin, and a 30% adjusted EBITDA margin. We believe we are well positioned for the long term with a leadership position in a large and attractive market, supporting predictable revenue growth, adjusted EBITDA profitability, and capital efficiency. We have demonstrated our ability to effectively grow and scale the business, while adapting to a tougher macroeconomic backdrop. We maintain a clear focus on maximizing our long-term success and value creation for customers and shareholders.

The following are key Company financial and strategic highlights for 2023:

•	Revenue was $251.4 million for the year, an increase of 13% from $222.7 million for the full year 2022.

•	Annual Recurring Revenue (“ARR”) (as defined under “Annual Incentives” below) was over $253 million, an increase of 6% from $239.8 million at year-end 2022.

•	We ended the year with 564 Enterprise Customers with ARR of greater than $100,000 per year, up 5% from year-end 2022. These Enterprise Customers account for 64.5% of our total ARR for year-end 2023.

•	GAAP Net loss inclusive of a $287.4 million goodwill impairment charge was $(289.6) million, or (115)% of revenue, compared to $(24.2) million, or (11)% of revenue, for the full year 2022.

•	Adjusted EBITDA was $74.5 million, or 30% of revenue, compared to $63.7 million, or 29% of revenue for the full year 2022.

•	We completed the acquisition of Populi, a data and analytics company that works with healthcare organizations to optimize physician relationships, reduce network leakage, and expand market share.

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See Appendix A below for more information about these non-GAAP financial measures and for reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures.

2023 Compensation Highlights

*

Average Other NEOs excludes our President, Mr. Maack, as per the terms of his employment agreement, he was not eligible for a 2023 equity grant, and our new Chief Revenue Officer, Ms. Lazorchak, as she had not yet received an annual equity award (she received only a new hire RSU award in 2023).

Our executive compensation program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component of any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term, sustainable stockholder value creation. Based on our performance and consistent with the design of our program, we made the following executive compensation decisions for fiscal 2023:

•	Base Salaries. Approved base salary increases ranging from 3% to 10% for certain NEOs. For more information, please refer to the “Base Salary” section of this CD&A below.

•

Annual Incentives. 75% of the 2023 annual incentive award opportunity for our NEOs was based on the Company’s financial performance and 25% was based on the performance of those individuals against their respective goals, objectives, and key performance indicators (“KPIs”). For 2023, the HCM & Compensation Committee changed the mix of corporate performance measures to provide a balance between ARR and Adjusted EBITDA Margins. This equally-weighted mix is designed to reward Adjusted EBITDA profitable growth, and requires us to operate in an efficient and sustainable manner. Based on our corporate results, funding achieved for the Company financial performance component of our 2023 Executive Leadership Plan under our Cash Incentive Plan (the “Bonus Program”) was determined to be 96.7% of target. However, in early 2024, upon review of final annual results, the HCM & Compensation Committee applied negative discretion to reduce the level of payout to the Company’s executives to 84.9% of target in light of overall commercial performance and stock price.

In addition, based on individual results, the HCM & Compensation Committee approved 100% attainment of the individual performance component of the 2023 Bonus Program for the NEOs. For more information, please refer to the “Annual Incentives” section of this CD&A below.

•

Long-Term Equity Incentives. In 2023, the Company granted annual equity compensation awards under the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “2021 Plan”) to our NEOs using a mix of performance-based stock units (“PSUs”) (vesting over three years) and time-based restricted stock units (“RSUs”) (vesting over four years). The 2023 PSUs are earned only when specified levels of NDR and Enterprise Customer ARR as % of Total ARR performance are achieved. The HCM & Compensation Committee established a one-year performance period for the 2023 PSUs due to the inherent difficulty of crafting multi-year targets in the midst of continued volatility in the sector. Based on our results, the HCM & Compensation Committee determined the attainment level of the 2023 PSUs at 74.5% of target, with one-third of the earned PSUs vesting upon the HCM & Compensation Committee’s determination of the level of attainment of the performance objectives in early 2024, and the remaining two-thirds of the earned PSUs vesting in equal installments on each of February 1, 2025 and February 1, 2026, subject to each NEO’s respective continued service as of such dates. The 2023 RSUs vested 25% on the first anniversary of the grant date, followed by quarterly vesting of 6.25% per quarter over the subsequent three years. For more information, please refer to the “Long Term Equity Incentives” section of this CD&A below.

•

Hiring Ms. Lazorchak. Ms. Lazorchak joined the Company as Chief Revenue Officer effective November 1, 2023. To attract Ms. Lazorchak to Definitive Healthcare, her annual base salary was set at $400,000, and her annual cash incentive opportunity target for 2023 was set at 75% of her base salary, prorated from her start date. Beyond 2023, Ms. Lazorchak’s annual cash bonus will be determined in the sole discretion of the HCM & Compensation Committee, and will have a target opportunity of at least 75% of her base salary. In connection with her hiring, Ms. Lazorchak was also granted an equity award of 385,695 RSUs pursuant to the Definitive Healthcare Corp. 2023 Inducement Plan (the “2023 Inducement Plan”). Such RSUs vest over a four-year vesting period, with 25% of the RSUs vesting on November 1, 2024 and 6.25% of the RSUs vesting every three months thereafter over the subsequent three years, subject to continued service to the Company through each vesting date.

For additional detail regarding Ms. Lazorchak’s new-hire compensation package, please see the headings “—2023 Executive Compensation Program—Long-Term Equity Incentives” in this CD&A and the heading “—Employment Agreements” in the narratives to the Summary Compensation Table.

Compensation Practices & Policies

We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay and long-term compensation over short-term compensation, with a significant portion tied to our financial results and stock performance	×	No tax gross ups
✓	Maintain anti-hedging, anti-pledging, and clawback policies	×	No automatic or guaranteed annual salary increases
✓	Provide for “double-trigger” post-IPO equity award vesting and severance benefits upon a change in control	×	No significant perquisites
✓	Use an independent compensation consultant reporting directly to the HCM & Compensation Committee to assess compensation relative to the market in order to retain and hire the best talent	×	No supplemental executive retirement plans
✓	Review compensation levels internally to determine pay equity	×	No excessive severance benefits
✓	Use relevant peer group pay quantum and design data as a reference point
✓	Have maximum caps on incentive opportunities
✓	Have stock ownership guidelines for executives and non-employee directors

Stockholder Say-on-Pay Vote

Our stockholders will have their first opportunity to cast a non-binding advisory vote to approve our executive compensation program for our NEOs at our 2024 annual meeting of stockholders. In the future, we intend to consider the outcome of such say-on-pay votes when making compensation decisions regarding our executive compensation program. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, we expect to hold say-on-pay votes annually.

WHAT GUIDES OUR PROGRAM

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management, compensation governance, and our cultural values:

•

Competitively Positioned: Target compensation should be competitive with the compensation being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we attract, motivate, and retain the best people to lead our success.

•

Performance-Driven and Stockholder-Aligned: A meaningful portion of total compensation should be variable, linked to the achievement of specific short-and long-term performance objectives, and designed to drive stockholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Elements of Pay: Total Direct Compensation

Our executive compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to the creation of stockholder value.
Long-Term Incentives	Equity (Variable)

Provide incentives for executives to execute on longer-term financial goals that drive the creation of stockholder value and align executives’ interests with those of our stockholders. Additionally, equity incentives retain executive talent through multi-year vesting schedules and foster a culture of thinking and acting like business owners.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package that provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

The HCM & Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. A significant portion of the named executive officers’ total target compensation comprises performance-based bonus opportunities and long-term equity awards to align their incentives with the interests of our stockholders and our corporate goals.

In place of a formal policy for allocating compensation, the HCM & Compensation Committee generally considers each executive officer’s total target direct compensation, which consists of base salary, annual incentives, and long-term equity awards (valued based on an approximation of grant date fair value). The approach includes, as an objective, having the value of long-term equity awards comprise a substantial majority of each executive’s total target direct compensation. The mix of incentives is reviewed and determined regularly by the HCM & Compensation Committee based on the short-term and long-term objectives of the business.

Executive Compensation Decision-Making Process

The Role of the HCM & Compensation Committee. The HCM & Compensation Committee oversees the executive compensation program for our NEOs. The HCM & Compensation Committee consists of independent members of the Board who work closely with an independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year.

The HCM & Compensation Committee meets periodically throughout the year to address its responsibilities, including to manage and evaluate our executive compensation program, and either recommends to the full Board or approves, as applicable, the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers. These executive compensation decisions are generally made on an annual basis; however, decisions may occur at other times for new hires, promotions, or other special circumstances as our HCM & Compensation Committee and/or Board determines appropriate. Prior to March

2023, all final compensation and equity award decisions regarding NEOs and other executive officers (except for the CEO and Executive Chair) were determined by the members of the full Board, based upon the recommendations of the HCM & Compensation Committee, and the equity awards and compensation of the CEO and Executive Chair were determined by the independent members of the full Board, based upon recommendations of the HCM & Compensation Committee. Following the amendment of our HCM & Compensation Committee Charter in March 2023, the HCM & Compensation Committee is authorized to approve the equity awards and executive compensation of our CEO and other executive officers. The related actions of the HCM & Compensation Committee described in this CD&A, therefore, generally refer to deliberations and recommendations approved by the full Board prior to March 2023 and to approvals by the committee itself thereafter.

The Role of Management. While certain members of management attended meetings of the HCM & Compensation Committee in 2023 by invitation, members of our management team are not present for executive sessions, nor do they participate in discussions about their own pay. The CEO makes recommendations pertaining to the pay of other executives, including our NEOs (other than himself) and executives who are not NEOs, to the HCM & Compensation Committee, providing transparency and oversight. The CEO is not present for the deliberations of, and does not vote on, his own compensation. Independent directors, or the full Board, make all final determinations regarding CEO and NEO compensation.

The Role of the Independent Consultant. The HCM & Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. The HCM & Compensation Committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer reports directly to the HCM & Compensation Committee and does not provide any additional services to management or the Board. The HCM & Compensation Committee has analyzed whether the work of Pearl Meyer as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC and other applicable guidelines. Based on its analysis, our HCM & Compensation Committee determined that the work of Pearl Meyer and the individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and the Nasdaq listing standards.

The Role of Peer Group Companies. The HCM & Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. For purposes of establishing 2023 compensation practices and pay levels, in conjunction with the recommendations of Pearl Meyer, the HCM & Compensation Committee considered publicly available data for a group of peer companies (the “2023 Compensation Peer Group”) as well as industry specific survey data, where appropriate. Peer data is one factor reviewed to determine pay decisions for each NEO. Selection criteria for the 2023 Compensation Peer Group included:

•	Industry: Companies within the health care technology, application software, and interactive media and services industry groups.

•	Size: Companies with annual revenues ranging from approximately $60 million – $2 billion (as of November 1, 2022).

•

Business Characteristics: Publicly traded companies with a similar focus on healthcare, SaaS technology, and analytics/intelligence solutions. Other factors assessed included the timing of initial public offering, total market capitalization, free cash flow margin, and revenue growth rate.

As part of this review and update, to better reflect growth rate and sector relevance, Duck Creek Technologies, Inc. was removed from the list given a perceived lack of alignment on business fit and financial profile. The members of the 2023 Compensation Peer Group are set forth in the table below:

Amplitude, Inc.	Matterport, Inc.
Braze, Inc.	nCino, Inc.
Certara, Inc.	Olo Inc.
Clearwater Analytics Holdings, Inc.	OptimizeRx Corporation
CS Disco, Inc.	Phreesia, Inc.
DoubleVerify Holdings, Inc.	Sprout Social, Inc.
Doximity, Inc.	Veeva Systems Inc.
Health Catalyst, Inc.	ZoomInfo Technologies Inc.

This market data is not the sole determinant in setting pay levels for our NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, criticality of the position to the Company, and other factors. In general, the HCM & Compensation Committee desires to balance internal and external equity, and reserves the right to use discretion to deviate when necessary to recruit and/or retain the right talent.

2023 EXECUTIVE COMPENSATION PROGRAM

Base Salary

In making base salary decisions, the HCM & Compensation Committee considers the CEO’s recommendations (for NEOs other than the CEO), as well as each NEO’s position and level of responsibility within the Company. The HCM & Compensation Committee considers factors such as competitive market data as well as individual performance, experience, tenure, internal equity, and employee potential without assigning a specific weight to any particular criterion when setting base salaries. Salary levels are reviewed annually as part of our performance review process, and upon promotion, or other material change in job responsibility. Merit-based increases to salaries of the NEOs are based on the HCM & Compensation Committee’s assessment of each individual’s performance, taking into account the recommendations of the CEO (for NEOs other than the CEO).

In early 2023, the HCM & Compensation Committee reviewed the base salaries of our then-serving NEOs and approved merit-based salary increases for Messrs. Musslewhite, Booth, and Mirisola and Ms. Shamsuddin Jensen. In addition, Ms. Shamsuddin Jensen received a further adjustment to bring her salary to a more competitive market level for her experience and role. Mr. Maack did not receive a salary increase for 2023, given his hire date in November 2022.

The 2022 and 2023 base salaries of our named executive officers are reflected in the table below:

Name	2022 Base Salary	2023 Base Salary(1)	% Adjustment
Robert Musslewhite	$429,000	$441,870	3%
Jonathan Maack	$400,000	$400,000	0%
Richard Booth	$350,000	$360,500	3%
Kate Shamsuddin Jensen	$300,000	$330,000	10%
Carrie Lazorchak(2)	N/A	$400,000	N/A
Joseph Mirisola(3)	$300,000	$309,000	3%

(1)	Except for Ms. Lazorchak, the 2023 base salaries included in this column became effective as of April 1, 2023.
(2)	Ms. Lazorchak joined Definitive Healthcare as Chief Revenue Officer on November 1, 2023.
(3)	Mr. Mirisola transitioned to Senior Advisor effective November 1, 2023 (a non-executive officer role) and departed the Company effective December 31, 2023.

Annual Incentives

In fiscal year 2023, we provided annual cash incentive opportunities to our NEOs under our Bonus Program. We use our Bonus Program to provide annual performance-based cash incentive awards to motivate and reward eligible employees, including the NEOs, for the Company’s achievement of financial objectives, as established by the Board each year.

Target Award Opportunity. Actual payouts depend on the achievement of pre-determined financial and individual performance objectives, as applicable. Annual award opportunities are expressed as a percentage of base salary and were established based on each NEO’s level of responsibility and their ability to impact overall results. The HCM & Compensation Committee also considers market data in setting target award amounts. Award opportunities for 2023 were as follows:

Name	Target Award Opportunity (% of Base Salary)	Award Opportunity Target ($)(1)
Robert Musslewhite	60%	$263,192
Jonathan Maack	70%	$280,000
Richard Booth	57.5%	$205,780
Kate Shamsuddin Jensen	33%	$106,675
Carrie Lazorchak(2)	75%	$50,000
Joseph Mirisola	62%	$174,935

(1)	Amounts shown in this column are calculated on a pro-rated basis given that updated base salaries for 2023 became effective on April 1, 2023.
(2)

Ms. Lazorchak had not joined the Company when the HCM & Compensation Committee set annual Bonus Program opportunities. Her bonus opportunity as a percentage of base salary for 2023 shown here reflects the terms set forth in her employment agreement and is prorated based on her hire date.

Performance Measures & Weightings. For our NEOs, 75% of the annual incentive award opportunity for 2023 was based on the Company’s financial performance and 25% was based solely on the performance of those individuals against their respective goals, objectives, key performance indicators (“KPIs”), and the Company’s model behaviors. For 2023, NEO individual performance was capped at 100% attainment.

Company Financial Performance. For fiscal 2023, the financial performance objectives under the Bonus Program were equally weighted between the Company’s ARR and the Company’s Adjusted EBITDA Margin. ARR is defined as annualized recurring revenue as of the end of calendar year 2023. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of the Company’s revenue. Adjusted EBITDA is defined as EBITDA, or earnings before debt-related costs, including interest expense, net and loss on extinguishment of debt, income taxes and depreciation and amortization, adjusted to exclude certain items of a significant or unusual nature, including other income and expense, equity-based compensation, transaction, integration and restructuring expenses and other non-recurring expenses.

The performance measures were established and approved by the HCM & Compensation Committee in early 2023.The HCM & Compensation Committee selected ARR as a Company financial performance measure under the Bonus Program because ARR is a commonly recognized measure of financial and operating performance within our industry and is a key driver of sustained value creation for our stockholders. The HCM & Compensation Committee selected Adjusted EBITDA Margin as the other Company financial performance measure under the Bonus Program to focus on operational efficiency improvements, which we believe are critical to shareholder value creation.

Based on actual performance, the financial performance component of the 2023 annual bonus was eligible for a payout ranging from 0% to 200% of the individual NEO’s bonus target.

The following table shows the 2023 goals set for ARR and Adjusted EBITDA Margin under the Bonus Program, as well as actual results.

		2023 Performance Measures
Payout Level	% of Target	ARR (50% weighting)	Adjusted EBITDA Margin (50% weighting)(1)
Maximum	200%	$296,000,000	32.0%
Target	100%	$277,000,000	30.0%
Threshold	0%	$240,000,000	26.0%
Actual Results		$253,900,000	31.1%
Actual Attainment(2)		96.7%
Negative discretion(3)		(11.8)%
Funded Amount		84.9%

(1)

The HCM & Compensation Committee made an adjustment during 2023 to the attainment calculation of Adjusted EBITDA Margin to account for the dilutive impact of the acquisition of Populi, as further described below, which is reflected in this column.

(2)	The actual percentage of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum.
(3)

In early 2024, the HCM & Compensation Committee determined actual levels of attainment under the Bonus Program and then applied negative discretion to reduce the level of payout to the Company’s executives in light of overall commercial performance and stock price.

Each year, the HCM & Compensation Committee reviews the financial performance and considers adjustments for items that are not reflective of normal operating performance for that year. These adjustments, if any, are items that the HCM & Compensation Committee believes are fair to both participants and shareholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. Such adjustments may consist of the costs and financial effects of restructuring, acquisitions, and dispositions, selected legal costs and settlements, pandemics, and the effects of foreign currency translation. As noted above, during 2023, the HCM & Compensation Committee made an adjustment to the Bonus Program by revising the attainment calculation for Adjusted EBITDA Margin to account for the dilutive impact of the acquisition of Populi. This adjustment was made in consideration of the strategic benefits of completing the acquisition, the inherent difficulty of offsetting the short-term margin impact of a dilutive acquisition that was completed late in the fiscal year and had not been contemplated at the beginning of the year, and the resulting potential detrimental impacts on employee morale and integration success if employees perceived Populi as the reason for missing bonus targets. In early 2024, upon review of final results, the HCM & Compensation Committee applied negative discretion to reduce the level of payout to the Company’s executives in light of overall commercial performance and stock price.

Individual Performance. The 2023 Bonus Program opportunity for each of our NEOs was based 25% on the individual performance against their respective goals, objectives, KPIs, and the Company’s model behaviors. To assess individual performance, the HCM & Compensation Committee reviewed the qualitative goals tied to key strategic initiatives and each NEO’s respective areas of responsibility. None of the goals for 2023 were individually weighted. Based on actual performance, the individual performance component of the 2023 annual bonus was eligible for a payout ranging from 0% to 25% of the individual NEO’s bonus target.

•	For Mr. Musslewhite, individual goals were tied to ARR growth, profitability, product innovation and improvements, and employee value and culture.

•	For Mr. Maack, individual goals were focused on execution of the Company’s strategic plan, reduction of operating churn, and planning of the Company’s reorganization that took effect in January 2024.

•

For Mr. Booth, individual goals were tied to increased productivity in G&A operations, cost savings strategies and purchasing improvements, investor relations performance, and efficient use of systems and shared services.

•	For Ms. Shamsuddin Jensen, individual goals were tied to product strategy, product innovation, and data expansion.

•	For Ms. Lazorchak, individual goals were based on onboarding milestone achievements and development of a re-designed, and more efficient, sales organization.

•	For Mr. Mirisola, individual goals were tied to new business sales, upsell revenue, customer retention, sales talent and development, and commercial integration efforts.

Actual 2023 Performance and Bonus Payouts. Based on the ARR and Adjusted EBITDA Margin results discussed above, funding for the Company performance portion of each NEO’s applicable award target under the Bonus Program was set at 84.9%.

In evaluating the individual performance components for the NEOs, the HCM & Compensation Committee considered attainment of the individual goals and further considered each NEO’s contribution to the Company’s overall performance, noting that such successes were due in large part to the individual efforts of the NEOs. Based on the foregoing evaluation, the HCM & Compensation Committee approved 100% attainment of the individual performance component of the Bonus Program based on the individual’s results as shown in the table below.

The actual annual incentive awards paid to the NEOs for 2023 were as follows:

Name	2023 Target (as a % of Base Salary)	2023 Target ($)	Corporate Performance Results (% of Target)	Individual Performance Results (% of Target)	2023 Actual Award ($)	2023 Actual Award (as a % of Target)
Robert Musslewhite	60%	$263,192	84.9%	100%	$233,385	88.7%
Jonathan Maack	70%	$280,000	84.9%	100%	$248,290	88.7%
Richard Booth	57.5%	$205,780	84.9%	100%	$182,475	88.7%
Kate Shamsuddin Jensen	33%	$106,675	84.9%	100%	$94,594	88.7%
Carrie Lazorchak(1)	75%	$50,000	84.9%	100%	$44,338	88.7%
Joseph Mirisola(2)	62%	$174,935	84.9%	100%	$155,124	88.7%

(1)	Ms. Lazorchak joined the Company on November 1, 2023. As a result, her 2023 Bonus Program payout was prorated based upon actual days worked during 2023.
(2)

Mr. Mirisola ceased serving as our Chief Revenue Officer in November 2023. Pursuant to his separation agreement with the Company, he was entitled to receive a full cash bonus for 2023 on substantially the same terms applicable to 2023 bonuses paid to other members of the Company’s executive team.

Long-Term Equity Incentives

In connection with our IPO, we adopted the 2021 Plan, the purpose of which is to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance. Individual long-term equity incentive grants historically have been determined by the HCM & Compensation Committee and Board based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity among executives, and market data provided by our independent compensation consultant.

2023 Equity Awards. In 2023, the Company granted annual equity compensation awards under the 2021 Plan using a mix of PSUs and RSUs. PSUs are earned and vest only when a specified performance level is achieved, subject to additional time-based vesting thereafter. RSUs vest 25% on the first anniversary of the grant date, followed by quarterly vesting of 6.25% per quarter over the subsequent three years.

The table below shows the annual long-term incentive awards granted for fiscal year 2023 to each NEO. Target award values were converted to shares based on a 30-day lookback up to and including the closing price of our common stock on the date of grant on February 16, 2023, which was $12.35.

Name	PSUs (at Target) $	PSUs (at Target) #	RSUs $	RSUs #	Total Target Award Value $
Robert Musslewhite	$2,450,000	198,381	$4,550,000	368,422	$7,000,000
Jonathan Maack(1)	N/A	N/A	N/A	N/A	N/A
Richard Booth	$812,500	65,790	$2,437,500	197,369	$3,250,000
Kate Shamsuddin Jensen	$562,500	45,547	$1,687,500	136,640	$2,250,000
Carrie Lazorchak(2)	N/A	N/A	N/A	N/A	N/A
Joseph Mirisola	$562,500	45,547	$1,687,500	136,640	$2,250,000

(1)	Mr. Maack did not receive any equity grants in fiscal year 2023, consistent with the terms of his employment agreement.
(2)

In connection with her appointment to the role of Chief Revenue Officer, Ms. Lazorchak received a new-hire grant of 385,695 RSUs on November 1, 2023, which will vest 25% on November 1, 2024, followed by quarterly vesting of 6.25% per quarter over the subsequent three years. The HCM & Compensation Committee determined that this new-hire grant was appropriate in order to address the value of unvested equity compensation from Ms. Lazorchak’s prior employer.

A Closer Look at PSUs. The actual number of 2023 PSUs that are earned is based on the achievement of Net Dollar Retention (“NDR”) and % ARR from Enterprise Customers over a one-year performance period (January 1, 2023 – December 31, 2023). Once the number of PSUs actually earned is determined by the HCM & Compensation Committee, one-third of such shares vest upon the date of such determination, and the remaining two-thirds vests in equal installments on each of February 1, 2025 and February 1, 2026, in each case subject to the recipient’s continued service. The HCM & Compensation Committee selected these performance measures because they represented important drivers of long-term shareholder value. Enterprise Customers represent the majority of our ARR and are a key focus of our go-to-market programs, and NDR is an indicator of the growth in use of our platform by our existing clients. The performance goals applicable to the 2023 PSUs, the respective weightings, and the actual results are set forth in the table below.

		2023 Performance Measures
Payout Level	% of Target	Net Dollar Retention(1) (50% weighting)	% ARR from Enterprise Customers(2) (50% weighting)
Maximum	200%	104%	66%
Target	100%	100%	64%
Threshold	0%	92%	60%
Actual Results(3)		90.6%	64.5%
Funded Amount(4)		74.5%

(1)

Net Dollar Retention (“NDR”) is calculated as the percentage of ARR retained from existing customers across a defined period, after accounting for upsell, down-sell, pricing changes and churn. We calculate NDR as beginning ARR for the performance period, plus (i) expansion ARR (including, but not limited to, upsell and pricing increases), less (ii) churn (including, but not limited to, non-renewals and contractions), divided by (iii) beginning ARR for the performance period.

(2)

ARR from Enterprise Customers means the percentage of ARR represented by Enterprise Customers as of period end relative to overall ARR as of the end of the performance period. Enterprise Customers means customers generating more than $100,000 in ARR. “ARR” refers to annual recurring revenue or annualized contractually recurring revenue as of period end, which is calculated by aggregating annual subscription revenue from committed contractual amounts for all existing customers during that period.

(3)	The actual percentage of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum.
(4)

In early 2024, after initial approval, we identified an immaterial change in the calculation of ending ARR and NDR. The HCM & Compensation Committee reconvened, and after careful review and consultation with Pearl Meyer, the HCM & Compensation Committee decided to let the PSU attainment remain at 74.5% based on management’s efforts to deliver Adjusted EBITDA Margin results in a difficult environment.

As a result, the following NEOs earned 74.5% of their target PSUs for the 2023 performance cycle (subject to time-based vesting as described above), as follows:

Name	Target PSUs Granted	Actual PSUs Eligible to Vest
Robert Musslewhite	198,381	147,794
Richard Booth	65,790	49,014
Kate Shamsuddin Jensen	45,547	33,933
Joseph Mirisola	45,547	33,933

New-Hire RSU Grant. As noted above, in connection with her appointment to the role of Chief Revenue Officer, Ms. Lazorchak received a grant of 385,695 RSUs on November 1, 2023, which will vest 25% on November 1, 2024, followed by quarterly vesting of 6.25% per quarter until fully vested over the subsequent three years. The HCM & Compensation Committee determined that this new-hire grant was appropriate in order to address the value of unvested equity compensation from Ms. Lazorchak’s prior employer.

OTHER PRACTICES, PROGRAMS AND GUIDELINES

Stock Ownership Guidelines

At the recommendation of our HCM & Compensation Committee, our Board adopted minimum stock ownership guidelines (the “Director Holding Guidelines”) applicable to non-employee directors in May 2022. In March 2023, at the recommendation of our HCM & Compensation Committee, the Board adopted similar guidelines to apply to our executive officers, including our NEOs and our Executive Chairman (the “Executive Holding Guidelines”). The Executive Holding Guidelines provide that such persons are required to achieve, and maintain, ownership of our common stock valued at the following multiple of their annual base salary, as applicable:

•	CEO: 6x base salary

•	Executive Chairman: 3x CEO’s base salary

•	Other Executive Officers: 3x base salary

Each such executive officer is expected to meet the applicable guideline level within five years after the later of adoption of the Executive Holding Guidelines or the person becoming subject to such guidelines and to maintain such levels for so long as they remain subject to the Executive Holding Guidelines. Executive officers who have not yet satisfied their applicable guideline level are required to retain 25% of the shares of our common stock that they receive as the result of the exercise, vesting or payment of any equity awards granted to them until they achieve compliance. Shares counting toward meeting the requisite guideline levels include outstanding shares of our Class A common stock, vested and unvested LLC Units (as defined below), and vested and unvested time-based RSUs.

For a description of the Director Holding Guidelines applicable to our non-employee directors see “Director Compensation — Director Stock Ownership Guidelines.”

Other Benefits and Perquisites

All of our NEOs are eligible to participate in our employee benefit plans, including medical, dental, vision, and life insurance plans, in each case on the same basis as all of our other employees, except that we pay the employee portion of the premiums for medical, dental and vision coverage on behalf of our NEOs. We also pay the premiums for the life, disability, accidental death, and dismemberment insurance for all employees, including our NEOs. We otherwise generally do not provide perquisites or personal benefits.

Retirement Plan

Our NEOs are eligible to participate in a tax-qualified defined contribution plan, the Definitive Healthcare LLC 401(k) Profit Sharing Plan (the “401(k) Plan”), which provides U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). We may make matching and discretionary profit-sharing contributions for the plan year ending December 31, based on employee deferrals for the plan year. For 2023, we provided matching contributions equal to 100% of the participants’ salary deferrals up to 3% of their compensation and 50% of their salary deferrals on the following 2% of compensation. We did not make any discretionary profit-sharing contributions to the 401(k) Plan for the 2023 plan year. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

Compensation Recovery

In September 2023, our HCM & Compensation Committee approved a new Incentive Compensation Recoupment Policy (the “Clawback Policy”), effective October 2, 2023, that is designed to comply with, and will be interpreted in a manner consistent with, Section 10D of the Exchange Act and the applicable rules of Nasdaq. Under the Clawback Policy, in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company must recover erroneously awarded performance-based compensation previously paid to our executive officers in accordance with the terms of the Clawback Policy. Additionally, under the Clawback Policy, we are prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded performance-based compensation and from paying or reimbursing an executive officer for purchasing insurance to cover any such loss.

Anti-Hedging & Pledging Policies

We prohibit directors, officers, and employees from trading in options, warrants, puts and calls, or similar instruments on the Company’s securities or short selling such securities. In addition, directors, officers, and employees are prohibited from purchasing any financial instrument or entering into any transaction that is designed to hedge, establish downside price protection, or otherwise offset declines in the market value of the Company’s securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. Our insider trading policy also prohibits directors, officers, and employees from pledging, hypothecating, or otherwise encumbering the Company’s securities as collateral for indebtedness.

Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of our NEOs upon their joining the Company. Each of these agreements established the named executive officer’s starting base salary, initial target annual bonus opportunity, and initial equity grant. NEOs’ base salaries, annual bonus opportunities and any equity awards are reviewed upon hiring, as well as annually, by the HCM & Compensation Committee; the amounts effective for fiscal year 2023 are described above in this CD&A. The agreements are summarized below under “—Employment Agreements.” We intend to periodically review the level of benefits in these agreements.

Severance and Change in Control Benefits

We provide our NEOs with certain severance and change in control protections in their employment agreements and/or offer letters in order to attract and retain an appropriate caliber of talent for such positions, as well as through our Change in Control and Non-Change in Control Severance Plans. These protections are summarized below under the heading “Employment and Severance Agreements” in the narrative to the Potential Payments upon Termination or Change-in-Control Table below.

Insider Trading Policy

Pursuant to our insider trading policy, no director, officer, or other employee of the Company who is aware of material non-public information related to the Company may, directly or indirectly, through family members or other persons or entities, buy or sell Company securities. In addition, if a director, officer, or other employee of the Company learns of material non-public information about a company with which the Company does business, including a customer or supplier, our insider trading policy prohibits trading in, taking advantage of, or sharing information about that company’s securities until the information is made public or is no longer material.

Compensation Risk Assessment

Our HCM & Compensation Committee is responsible for evaluating, recommending, and approving executive officer compensation arrangements, plans, policies, and programs and performs an annual assessment of the risk they impose. In consultation with management, our HCM & Compensation Committee assessed our executive officer compensation arrangements, plans, policies, and programs and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of the extent to which the Company’s compensation policies and practices could lead to excessive risk-taking behavior, the manner in which any risks arising out of the Company’s compensation policies and practices are monitored and mitigated and any adjustments that may be necessary to address changes in the Company’s risk profile.

TAX AND ACCOUNTING CONSIDERATIONS

As a general matter, the HCM & Compensation Committee reviews and consider the various tax and accounting implications of compensation programs we utilize.

Code Section 162(m)

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the HCM & Compensation Committee will consider tax implications as one factor in determining executive compensation, the HCM & Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The HCM & Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Code Section 409A

Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code (“Section 4999”) imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock, and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the HCM & Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the HCM & Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. The HCM & Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

REPORT OF THE HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE

The information contained in this report is not to be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor is such information to be incorporated by reference into any future filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

The HCM & Compensation Committee operates pursuant to a charter which is reviewed annually by the HCM & Compensation Committee. Additionally, a brief description of the primary responsibilities of the HCM & Compensation Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—HCM & Compensation Committee.” Under the HCM & Compensation Committee charter, the HCM & Compensation Committee’s responsibilities include evaluating, recommending, and approving executive officer compensation arrangements, plans, policies, and programs.

The HCM & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the HCM & Compensation Committee of the Company’s Board of Directors:

Jill Larsen, Chair

Jeff Haywood

Lauren Young

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information regarding the total compensation awarded to, earned by, or paid to our NEOs in fiscal years 2023, 2022, and 2021. We did not issue stock options to our NEOs during any such period.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Robert Musslewhite Former Chief Executive Officer	2023	439,800		—	7,719,857	233,385	41,667	8,434,709
	2022	429,000		223,080	16,830,969	—	56,995	17,540,044
	2021	183,642		70,332	28,597,250	—	6,679	28,857,903

Richard Booth Chief Financial Officer	2023	358,077		—	3,584,226	182,475	38,916	4,163,694
	2022	350,000		183,422	—	—	29,019	562,441
	2021	279,327		—	2,941,179	95,890	28,791	3,345,187

Carrie Lazorchak Chief Revenue Officer(3)	2023	66,154		—	2,198,462	44,338	—	2,308,954

Jonathan Maack President	2023	400,000		—	—	248,290	38,916	687,206
	2022	61,538		46,027	7,555,370	—	342,524	8,005,459

Kate Shamsuddin Jensen Chief Product Officer	2023	323,977		—	2,481,387	94,594	13,285	2,913,243
	2022	300,000		80,938	—	—	12,321	393,259

Joseph Mirisola Former Chief Revenue Officer(4)	2023	307,823	(5)	—	3,279,016	—	400,074	3,986,913
	2022	300,000		90,000	—	—	12,200	402,200
	2021	288,898		—	2,050,002	200,000	11,870	2,550,770

(1)

Represents the aggregate grant date fair value of all RSU and PSU awards granted in 2023 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures, and, in the case of Mr. Mirisola, also reflects the incremental fair value, as of the modification date in accordance with ASC Topic 718, with respect to the accelerated vesting of certain RSUs and LLC Units (as defined below) in connection with his termination of employment. The valuation assumptions associated with such awards are discussed in Note 17 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023. The value of the PSU awards on the date of grant assuming that the highest level of performance conditions will be achieved is $5,403,898 for Mr. Musslewhite, $1,792,120 for Mr. Booth, $1,240,700 for Mr. Mirisola, and $1,240,700, for Ms. Shamsuddin Jensen. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the RSUs or PSUs or the sale of any common stock acquired under such RSUs or PSUs. For a description of equity awards granted in 2023, see the “Grant of Plan-Based Awards Table” below.

(2)

Payments to our NEOs included in the “All Other Compensation” column for 2023 include the following: (i) for Mr. Musslewhite, 401(k) matching contributions and health insurance premiums of $30,072 (and $11,595 in reimbursed moving expenses), (ii) for Mr. Booth, 401(k) matching contributions and health insurance premiums of $38,916, (iii) for Mr. Maack, 401(k) matching contributions and health insurance premiums of $38,916, (iv) for Ms. Shamsuddin Jensen, 401(k) matching contributions and health insurance premiums of $13,285, and (v) for Mr. Mirisola, 401(k) matching contributions of $13,200 and an aggregate of $386,874 in cash severance payments, including $231,750 representing nine months of salary, and $155,124 representing a bonus payment for 2023.

(3)	Mr. Lazorchak joined the Company as Chief Revenue Officer effective November 1, 2023.

(4)

Mr. Mirisola served as the Company’s Chief Revenue Officer until November 1, 2023, at which point Mr. Mirisola transitioned to the Senior Advisor role and he ceased to be an officer of the Company. Mr. Mirisola remained Senior Advisor until December 31, 2023, when his employment with the Company terminated.

(5)	Reflects base salary earned by Mr. Mirisola with respect to his full-time employment through December 31, 2023.

Grant of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to our NEOs during the year ended December 31, 2023.

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Musslewhite	RSUs	2/16/2023	2/16/2023	—	—	—	—	—	—	368,422	5,017,908
	PSUs	2/16/2023	2/16/2023	—	—	—	—	198,381	396,762	—	2,701,949
	Cash Incentive Bonus			—	263,192	460,586	—	—	—	—	—
Richard Booth	RSUs	2/16/2023	2/16/2023	—	—	—	—	—	—	197,369	2,688,166
	PSUs	2/16/2023	2/16/2023	—	—	—	—	65,790	131,580	—	896,060
	Cash Incentive Bonus			—	205,780	360,115	—	—	—	—	—
Carrie Lazorchak	RSUs	11/1/2023	11/1/2023	—	—	—	—	—	—	385,695	2,198,462
Jonathan Maack	Cash Incentive Bonus			—	280,000	490,000	—	—	—	—	—
Kate Shamsuddin Jensen	RSUs	2/16/2023	2/16/2023	—	—	—	—	—	—	136,640	1,861,037
	PSUs	2/16/2023	2/16/2023	—	—	—	—	45,547	91,094	—	620,350
	Cash Incentive Bonus			—	106,675	186,681	—	—	—	—	—
Joseph Mirisola	RSUs	2/16/2023	2/16/2023	—	—	—	—	—	—	136,640	1,861,037
	PSUs	2/16/2023	2/16/2023	—	—	—	—	45,547	91,094	—	620,350
	RSU Modification	10/2/2023	10/2/2023	—	—	—	—	—	—	70,457	548,155
	LLC Unit Modification	10/2/2023	10/20/2023	—	—	—	—	—	—	32,066	249,473
	Cash Incentive Bonus			—	174,935	306,136	—	—	—	—	—

(1)

These columns set forth the target and maximum annual cash incentive amounts that could be earned by each NEO for 2023 under the 2023 Bonus Program. Attaining the “threshold” level of Company performance under the 2023 Bonus Program, assuming the NEO attained 0% on his or her individual performance component, would result in $0 payout. There is linear interpolation for performance between threshold and target and between target and maximum. The percentage of salary at target for each NEO, and additional description of the Bonus Program are set forth under “Compensation Discussion and Analysis—2023 Executive Compensation Program—Annual Incentives” above. The target amount is generally the named executive officer’s base salary multiplied by his or her target opportunity. For purposes of this column, the amounts reflected as target and maximum assume that the NEO attained 100% of his or her individual performance component of the 2023 Bonus Program. The amounts set forth in these columns do not represent either additional or actual compensation earned by the NEOs for 2023.

(2)

These columns set forth the target and maximum amounts that could be earned by each named executive officer pursuant to the PSUs granted to such named executive officers in February 2023. Attaining the “threshold” level of Company performance under such awards would result in no payout. There is linear interpolation for performance between threshold and target and between target and maximum. Additional description of these awards is set forth under “Compensation Discussion and Analysis—2023 Executive Compensation

Program—Long-Term Equity Incentives” above. The amounts set forth in these columns do not represent either additional or actual compensation earned by the named executive officers for 2023.
(3)

For Mr. Musslewhite, the RSUs vested at 25% on February 1, 2024, followed by quarterly vesting of 6.25% per quarter over the subsequent 36 months until fully vested. For Mr. Booth, the RSUs vested at 25% on February 1, 2024, followed by quarterly vesting of 6.25% per quarter over the subsequent 36 months until fully vested. For Ms. Lazorchak, the RSUs will vest 25% on November 1, 2024, followed by quarterly vesting of 6.25% per quarter over the subsequent 36 months until fully vested. For Ms. Shamsuddin, the RSUs vest 25% on February 1, 2024, followed by quarterly vesting of 6.25% per quarter over the subsequent 36 months until fully vested. For Mr. Mirisola, 136,640 RSUs vest over a four-year period, with 25% of the RSUs that vest on February 1, 2024, followed by quarterly vesting of 6.25% every three months thereafter over the subsequent 36 months.

(4)

Represents the grant date fair value of equity awards granted to our NEOs computed in accordance with ASC Topic 718. In the case of Mr. Mirisola, also reflects the incremental fair value, as of the modification date in accordance with ASC Topic 718, with respect to the accelerated vesting of 70,457 RSUs and 32,066 LLC Units in connection with Mr. Mirisola’s transition out of the Chief Revenue Officer role and the end of his employment with the Company, as described in Note 1 to “Summary Compensation Table” above. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the RSUs or PSUs or the sale of any common stock acquired under such RSUs or PSUs.

Narrative Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

In fiscal 2023, we compensated our NEOs primarily through a combination of base salary, annual cash incentive awards and, for certain NEOs, equity awards. Our NEOs are also entitled to certain other benefits, subject to their enrollment, including a 401(k) plan with matching contributions, medical, dental, vision, life, accidental death and dismemberment, short-term disability, and long-term disability insurance. The components of our fiscal 2023 compensation program are described in more detail under “Compensation Discussion and Analysis” above.

Employment Agreements

Robert Musslewhite

As disclosed in our current report on Form 8-K, filed with the SEC on January 16, 2024, Mr. Musslewhite stepped down as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors, effective January 16, 2024. See “—Potential Payments upon Termination or Change of Control—Employment Arrangements—Robert Musslewhite” below.

Richard Booth

We entered into an employment agreement with Mr. Booth (the “Booth Employment Agreement”) on January 29, 2021. The Booth Employment Agreement provides for at-will employment, and further provides that Mr. Booth will receive a base salary, which is reviewed on an annual basis by the HCM and Compensation Committee to determine whether it should be increased or otherwise modified. See the “Summary Compensation Table” above for Mr. Booth’s base salary for fiscal 2023. The Booth Employment Agreement also provides that Mr. Booth is eligible to receive a cash bonus based on the Company achieving specified performance targets and other requirements which will be determined reasonably and in good faith on an annual basis for the corresponding year by the Chief Executive Officer and the HCM and Compensation Committee. Mr. Booth’s target annual incentive bonus for 2023 was equal to 57.5% of his base salary.

In addition to the above, Mr. Booth participates in the employee benefits programs offered by us to our similarly-situated employees. The Booth Employment Agreement provides for the reimbursement of 100% of all health insurance premiums for Mr. Booth if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Booth are reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

Jonathan Maack

In connection with Mr. Maack’s appointment as President, we entered into an employment agreement with Mr. Maack, dated September 22, 2022 (the “Maack Employment Agreement”). The Maack Employment

Agreement provides for at-will employment, and further provides that Mr. Maack is entitled to (i) an annual base salary of $400,000, and (ii) an annual bonus equal to, in the sole discretion of the HCM & Compensation Committee, an amount up to 70% of Mr. Maack’s base salary, based on the Company’s achieving specified performance targets and other requirements determined annually by the Chief Executive Officer of the Company and the Board. The Maack Employment Agreement also provided for an initial grant (the “Initial RSU Grant”) of 546,303 RSUs, which vest (i) 25% on November 3, 2023 and (iii) thereafter, 6.25% every three months for the next three years until fully vested, in each case subject to Mr. Maack’s continued Service (as defined in the 2021 Plan) through each vesting date. In addition, the Maack Employment Agreement provides that Mr. Maack will be eligible for an annual equity award in 2024 (the “2024 Award”) pursuant to the 2021 Plan, upon such terms and conditions as are determined by the HCM & Compensation Committee in its sole discretion, provided that management will recommend to the HCM & Compensation Committee that the 2024 Award have a target grant value of at least $2 million and that any time-based component thereof vest consistent with the vesting schedule of the Initial RSU Grant.

Pursuant to the Maack Employment Agreement, Mr. Maack is eligible to participate in the Company’s benefit plans that are generally available to the Company’s executive employees and for reimbursement of certain expenses, including a one-time lump-sum relocation payment of $330,000, which is subject to repayment requirements should Mr. Mack’s employment terminate within 24 months of September 22, 2022. Mr. Maack is also eligible for reimbursement of 100% of all health insurance premiums for Mr. Maack if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Maack is reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

Kate Shamsuddin Jensen

In connection with Ms. Shamsuddin Jensen’s initial employment, we entered into an offer letter with her, dated February 3, 2015 (the “Jensen Offer Letter”). The Jensen Offer Letter provides for at-will employment and a starting annual base salary of $115,000. It further provides for a corporate bonus based on the Company’s performance, which is pro-rated for a partial work year and will only be paid to Ms. Shamsuddin Jensen if she is employed at the time of payment of the bonus. The Jensen Offer Letter also provides for eligibility to participate in the benefits plans offered to Company employees.

Carrie Lazorchak

In connection with her initial employment, we entered into an employment agreement with Ms. Lazorchak dated October 2, 2023 (the “Lazorchak Employment Agreement”). The Lazorchak Employment Agreement provides for at-will employment, and further provides that Ms. Lazorchak is entitled to (i) an annual base salary of $400,000 for 2023 (to be determined by the HCM & Compensation Committee for future years), (ii) an annual bonus equal to at least 75% of Ms. Lazorchak’s base salary at “target” (with 2023 being pro-rated based upon Ms. Lazorchak’s start date), and (iii) during 2024, $50,000 per calendar quarter as advance payment against Ms. Lazorchak’s 2024 cash bonus opportunity (with provisions for adjustment and recoupment in the event actual 2024 cash bonus attainment is less than the amount of advance payments made during 2024). In addition, pursuant to the Lazorchak Employment Agreement, Ms. Lazorchak received an initial grant (the “Initial Lazorchak Grant”) with a target value of $2,750,000 of RSUs pursuant to the Company’s 2023 Inducement Plan, with the actual number of shares determined based on the average closing price of the Company’s Class A common stock over the thirty trading days immediately preceding (and not including) her start date. Subject to Ms. Lazorchak’s continued employment through each vesting date, the Initial Lazorchak Grant will vest as follows: (i) 25% of the shares will vest on the 1-year anniversary of Ms. Lazorchak’s start date; (ii) quarterly vesting of 6.25% of the shares subject to the Initial Lazorchak Grant per quarter until fully vested over the subsequent three years.

Pursuant to the Lazorchak Employment Agreement, Ms. Lazorchak is eligible to participate in the Company’s benefit plans that are generally available to the Company’s executive employees and for reimbursement of certain expenses, including coverage of 100% of all health insurance premiums for Ms. Lazorchak if enrolled in a Company sponsored health plan. The cost of the health insurance premiums paid on behalf of Ms. Lazorchak are reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

Joseph Mirisola

Mr. Mirisola’s employment with the Company ended effective December 31, 2023. See “—Potential Payments upon Termination or Change of Control—Employment Arrangements—Joseph Mirisola” below.

Equity Compensation

In connection with our IPO, we adopted the 2021 Plan, effective as of September 14, 2021. Additionally, our HCM & Compensation Committee approved the 2023 Inducement Plan on September 5, 2023 pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The terms of the 2023 Inducement Plan substantially mirror those of the 2021 Plan. The purpose of each of the 2021 Plan and 2023 Inducement Plan is to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance.

Prior to our IPO, we granted equity awards in the form of Class B Units (“Class B Units”) under the AIDH Topco, LLC 2019 Equity Incentive Plan (the “2019 Plan”). In connection with the Reorganization Transactions (as defined below), unvested Class B Units held directly by employees of the Company or indirectly through AIDH Management Holdings, LLC were exchanged for (i) unvested LLC Units of AIDH Management Holdings, LLC (which correspond on a one-for-one basis to LLC Units in AIDH TopCo, LLC) or (ii) in the case of Mr. Krantz, unvested LLC Units in AIDH TopCo, LLC, in each such case based on their respective participation thresholds and the IPO price of $27.00 per share. All such unvested LLC Units are subject to time-based vesting. The Company no longer grants any awards under the 2019 Plan, though previously granted awards under the 2019 Plan remain outstanding and governed by the 2019 Plan. Until redeemed or exchanged, each LLC Unit is paired with one share of the Company’s Class B Common Stock. Unless otherwise indicated or the context so requires, awards of “LLC Units” refer to LLC Units of AIDH TopCo held directly, in the case of Mr. Krantz, or indirectly through AIDH Management Holdings, LLC, in the case of our other directors and executive officers. For additional information with respect to the LLC Units, see “Certain Relationships and Related Person Transactions—Amended Definitive OpCo LLC Agreement” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our NEOs as of December 31, 2023. The Company did not have any outstanding stock options, vested or unvested, as of December 31, 2023.

Name	Grant Date		Award Type(1)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Robert Musslewhite	6/25/2021	(3)	LLC Units	(4)	71,700		712,698
	10/7/2021	(5)	RSUs		216,776		2,154,753
	10/7/2021	(6)	RSUs		72,150		717,171
	5/4/2022	(7)	RSUs		186,660		1,855,400
	5/4/2022	(5)	RSUs		52,084		517,715
	5/4/2022	(8)	PSUs					62,500	(13)	621,250
	2/16/2023	(5)	RSUs		368,422		3,662,115
	2/16/2023	(9)	PSUs		147,794	(14)	1,469,072

Name	Grant Date		Award Type(1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Richard Booth	4/28/2021	(10)	LLC Units	(4)	202,844	2,016,269
	9/14/2021	(5)	RSUs		23,699	235,568
	2/16/2023	(5)	RSUs		197,369	1,961,848
	2/16/2023	(9)	PSUs		49,014	487,199
Carrie Lazorchak	11/1/2023	(5)	RSUs		385,695	3,833,808
Jonathan Maack	11/3/2022	(5)	RSUs		409,728	4,072,696
Kate Shamsuddin Jensen	9/18/2019	(11)	LLC Units	(4)	32,066	318,736
	9/14/2021	(5)	RSUs		24,914	247,645
	2/16/2023	(5)	RSUs		136,640	1,358,202
	2/16/2023	(9)	PSUs		33,933	337,294
Joseph Mirisola	9/18/2019	(12)	LLC Units	(4)
	9/14/2021	(12)	RSUs
	2/16/2023	(12)	RSUs
	2/16/2023	(12)	RSUs

(1)

All LLC Units were granted pursuant to the 2019 Plan and all RSUs and PSUs were granted pursuant to the 2021 Plan, with the exception of Ms. Lazorchak’s RSUs granted November 1, 2023, which were granted pursuant to the 2023 Inducement Plan.

(2)	Calculated using the closing price of our Class A common stock on December 29, 2023 ($9.94), the last trading day of our 2023 fiscal year.
(3)

LLC Units in AIDH Management Holdings, LLC, 1,862 of which vest on September 15, 2024, and 69,838 of which vest in equal installments on each of June 1, 2024 and June 1, 2025. Once vested, LLC Units in AIDH Management Holdings, LLC may be exchanged for LLC Units of AIDH Topco, LLC on a one-for-one basis, which are then exchanged for shares of Class A common stock of the Company on a one-for-one basis. At the time of any such exchange, an equal number of shares of Class B common stock of the Company, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Company are entitled to vote generally, will be cancelled.

(4)

Once vested, LLC Units in AIDH Management Holdings, LLC may be exchanged for LLC Units of AIDH Topco, LLC on a one-for-one basis, which are then exchangeable for shares of Class A common stock of the Company on a one-for-one basis. At the time of any such exchange, an equal number of shares of Class B common stock of the Company, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Company are entitled to vote generally, will be cancelled.

(5)	RSUs vest 25% on the one year anniversary of the grant date, followed by quarterly vesting of 6.25% per quarter until fully vested, over the subsequent three years.
(6)	RSUs vest 33% on the one year anniversary of the grant date, followed by quarterly vesting of 8.33% per quarter until fully vested, over the subsequent two years.
(7)	RSUs vest 30% on the one year anniversary of the grant date, followed by quarterly vesting of 7.00% per quarter until fully vested, over the subsequent two and a half years.
(8)

PSUs vest upon the Company’s cumulative three-year performance of its common stock relative to certain peer companies within the Nasdaq Software and Services Index. If the performance criteria are achieved, the award will vest on December 31, 2024. Represents the number of PSUs that would be earned if the performance criteria are achieved at threshold (50%).

(9)

PSUs vest upon achievement of 2023 performance metrics. One-third of the RSUs vested upon the HCM & Compensation Committee’s certification in January 2024 of the extent to which the performance goals were attained, and the remaining two-thirds of the RSUs will vest in equal installments on each of February 1,

2025 and February 1, 2026. The amounts reported in this row represent the number of shares eligible for time-based vesting based on the HCM & Compensation Committee’s certification of 74.5% achievement of the performance criteria.

(10)

LLC Units in AIDH Management Holdings, LLC, 81,137 which vest on September 15, 2024, and 121,707 of which vest in equal installments on each of March 15, 2024 and March 15, 2025. Once vested, LLC Units in AIDH Management Holdings, LLC may be exchanged for LLC Units of AIDH Topco, LLC on a one-for-one basis, which are then exchanged for shares of Class A common stock of the Company on a one-for-one basis. At the time of any such exchange, an equal number of shares of Class B common stock of the Company, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Company are entitled to vote generally, will be cancelled.

(11)

LLC Units in AIDH Management Holdings, LLC, 32,066 which vest on September 15, 2024. Once vested, LLC Units in AIDH Management Holdings, LLC may be exchanged for LLC Units of AIDH Topco, LLC on a one-for-one basis, which are then exchanged for shares of Class A common stock of the Company on a one-for-one basis. At the time of any such exchange, an equal number of shares of Class B common stock of the Company, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Company are entitled to vote generally, will be cancelled.

(12)

Mr. Mirisola’s employment ended on December 31, 2023, on which date all of his then-outstanding equity was either accelerated or forfeited as provided pursuant to the Mirisola Separation Agreement described above.

(13)

Pursuant to the terms of the Mr. Musslewhite’s employment agreement, this PSU award remains outstanding and eligible to vest in accordance with its terms for 12 months following Mr. Musslewhite’s separation, and if the applicable performance goals are not so achieved within such period, such award will be forfeited at the end of such period.

(14)

Pursuant to the terms of Mr. Musslewhite’s employment agreement, this PSU award remained outstanding and eligible to vest in accordance with its terms for 12 months following Mr. Musslewhite’s separation. The performance criteria were certified in January 2024, at which time the 15-month acceleration applicable to time-based awards under Mr. Musslewhite’s separation agreement applied, such that upon the certification of achievement the performance criteria described in footnote 9 above, Mr. Musslewhite’s award also vested as to the tranche that would have otherwise vested on February 1, 2025. The third tranche was forfeited.

Option Exercises and Stock Vested During Fiscal 2023

The following table shows the number of shares of our Class A common stock acquired on vesting of stock awards granted to our NEOs and the aggregate value realized upon such vesting during the year ended December 31, 2023. The Company did not have any outstanding stock options, vested or unvested, during the year ended December 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Musslewhite	395,229	3,853,710
Richard Booth	155,533	1,479,735
Carrie Lazorchak	—	—
Jonathan Maack	136,575	992,900
Kate Shamsuddin Jensen	70,352	682,055
Joseph Mirisola	172,874	1,701,122

(1)

The value realized on vesting is based on the number of shares of our Class A common stock underlying the RSUs that vested and into which the LLC Units that vested are exchangeable multiplied by the closing market price of our Class A common stock on the vesting date.

Potential Payments Upon Termination or Change-In-Control

In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, certain of our NEOs are entitled to payments and benefits under their employment agreements, our severance plans, and/or their outstanding equity incentive awards. For a detailed summary of these payments and benefits, see the narrative description following the table below.

The following table sets forth the payments that each of our NEOs (other than Mr. Mirisola) would have been entitled to in the circumstances described. The payments and benefits set forth below are estimated assuming that the relevant event happened on December 31, 2023. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the NEO during his or her tenure that are available to all salaried employees and that do not discriminate in scope, terms, or operation in favor of executive officers.

Mr. Mirisola’s employment with the Company ended effective December 31, 2023 and he is not included in the table below. Amounts actually paid to Mr. Mirisola in connection with his departure from the Company are reflected in the Summary Compensation Table and are described under the heading “—Joseph Mirisola” below.

Name	Benefit	Qualified Termination Event Not in Connection with a Change in Control(1) ($)		Qualified Termination Event in Connection with a Change in Control(1) ($)		Change in Control without Qualified Termination Event(1)(2) ($)
Robert Musslewhite	Cash Severance Payment (Salary)	441,870	(3)	662,805	(4)	—
	Lump Sum Bonus Payment	265,122	(5)	397,683	(6)	—
	COBRA Payments	25,716	(7)	38,574	(8)	—
	Vesting Acceleration of Equity Awards(13)	5,386,800	(14)	12,331,423	(15)	712,698
	Benefit Total	6,119,508		13,430,485		712,698

Richard Booth	Cash Severance Payment (Salary)	360,500	(3)	360,500	(3)	—
	Lump Sum Bonus Payment	207,288	(16)	207,288	(16)	—
	COBRA Payments	—		—		—
	Vesting Acceleration of Equity Awards(13)	2,566,685	(14)	4,700,880	(15)	2,016,269
	Benefit Total	3,134,473		5,268,668		2,016,269

Carrie Lazorchak	Cash Severance Payment (Salary)	200,000	(9)	400,000	(3)	—
	Lump Sum Bonus Payment	300,000	(16)	300,000	(16)	—
	COBRA Payments	12,858	(10)	25,716	(7)	—
	Vesting Acceleration of Equity Awards(13)	—		3,833,808	(15)	—
	Benefit Total	512,858		4,559,524		—

Name	Benefit	Qualified Termination Event Not in Connection with a Change in Control(1) ($)		Qualified Termination Event in Connection with a Change in Control(1) ($)		Change in Control without Qualified Termination Event(1)(2) ($)
Jonathan Maack	Cash Severance Payment (Salary)	400,000	(3)	600,000	(4)	—
	Lump Sum Bonus Payment	280,000	(5)	420,000	(6)	—
	COBRA Payments	25,716	(7)	38,574	(8)	—
	Vesting Acceleration of Equity Awards(13)	1,357,565	(14)	4,072,696	(15)	—
	Benefit Total	2,063,281		5,131,270		—

Kate Shamsuddin Jensen	Cash Severance Payment (Salary)	247,500	(11)	330,000	(3)	—
	Lump Sum Bonus Payment	108,900	(16)	108,900	(16)	—
	COBRA Payments	19,287	(12)	25,716	(7)	—
	Vesting Acceleration of Equity Awards(13)	1,046,626	(17)	2,261,872	(15)	318,736
	Benefit Total	1,422,313		2,726,488		318,736

(1)

For Mr. Musslewhite, Mr. Maack, and Mr. Booth, a “Qualified Termination Event” includes a termination other than for Cause (as defined in the 2021 Plan or respective employment agreement, as applicable and described below) or a termination of employment for Good Reason (as defined in the respective employment agreement and described below). Such event is considered to occur “in connection” with a Change in Control (as defined in the 2021 Equity Incentive Plan, 2019 Equity Incentive Plan, respective employment agreement, or Change in Control Severance Plan, as applicable and described elsewhere herein) for purposes of the severance benefits included in the table above (i) in the case of Mr. Musslewhite, if it occurs within 3 months prior and 13 months following the Change in Control, (ii) in the case of Mr. Booth, if it occurs upon or within 24 months of the Change in Control, (iii) in the case of Mr. Maack, if it occurs within 3 months prior and 18 months following the Change in Control, and (iv) in the case of Ms. Lazorchak and Ms. Shamsuddin Jensen (A) with respect to the treatment of outstanding equity awards, within 24 months of the Change in Control and (B) for all other purposes, within 3 months prior and 18 months following the Change in Control.

(2)	Represents acceleration of the vesting of all LLC Units.
(3)	Represents continuation of regular payments of 12 months of then-current base salary.
(4)	Represents continuation of regular payments of 18 months of then-current base salary.
(5)	Represents a lump-sum payment equal to the greater of “target” or the average bonus paid over the prior two years.
(6)

Represents a lump sum payment of 1.5 times the executive’s annual bonus at a level equal to the greater of the annual bonus at “target” or the average of the bonuses paid in the last two calendar years (if such history exists) to be earned by the executive during the twelve-month period following the date of termination.

(7)	Represents 12 months of COBRA payments.
(8)	Represents 18 months of COBRA payments.
(9)	Represents continuation of regular payments of 6 months of then-current base salary.
(10)	Represents 6 months of COBRA payments.
(11)	Represents continuation of regular payments of 9 months of then-current base salary.
(12)	Represents 9 months of COBRA payments.
(13)

Per SEC rules, the value of accelerated RSU and LLC Unit awards is calculated by multiplying the number of shares subject to acceleration by $9.94, the closing price of our Class A common stock on December 29, 2023, the last trading day of the fiscal year.

(14)

For Messrs. Musslewhite, Maack and Booth, represents acceleration of the vesting of all LLC Units and time-based RSUs that would have vested during the twelve-month period following the termination. In the event of a Qualified Termination Event, (i) the PSUs issued to Mr. Musslewhite in May 2022 (the “Promotion PSUs”) would remain outstanding and eligible to vest based on actual performance, to the extent the performance goals were capable of being achieved during the twelve-month period following the termination date; otherwise, the Promotion PSUs would be forfeited and (ii) Messrs. Musslewhite’s, Maack’s and Booth’s then-outstanding PSUs were included in this table as the 2023 PSUs had an achievement of 74.5% as of December 31, 2023.

(15)

For all NEOs, represents acceleration of the vesting of all LLC Units and time-based RSUs. In the event of a Qualified Termination Event in connection with a Change in Control, (i) Mr. Musslewhite’s Promotion PSUs would vest at the greater of (A) actual achievement of the performance goal (if capable of being measured immediately prior to the time of the occurrence of the Change in Control or termination of employment) or (B) target and (ii) the 2023 PSUs held by Messrs. Maack and Booth, and Ms. Shamsuddin Jensen would vest (A) for any completed performance period, based on actual performance, or (B) for any partial or future performance period, at the greater of the target level or actual performance. For purposes of this table, we have assumed that the performance conditions for the 2023 PSUs are deemed satisfied at the target level. Based on actual performance for the completed performance period, we have reported the value for the 2023 PSUs in this table at 74.5% achievement.

(16)	Represents a lump-sum payment equal to the “target” bonus in effect for the named executive officer for the year in which the termination occurs.
(17)	Represents 9 months of equity acceleration.

Equity Arrangements

Pursuant to the 2021 Plan, if either of Mr. Booth, or Ms. Shamsuddin Jensen’s service is terminated upon or within 24 months following a “Change in Control” (as defined in the 2021 Plan) without “Cause” (as defined in the 2021 Plan) or upon other circumstances as determined by the HCM and Compensation Committee, the unvested portion (if any) of all outstanding RSUs held by such executive will immediately vest and be paid in full upon termination, with any applicable performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the HCM and Compensation Committee.

Pursuant to the 2023 Inducement Plan, if Ms. Lazorchak’s service is terminated upon or within 24 months following a “Change in Control” (as defined in the 2023 Inducement Plan) without “Cause” (as defined in the 2023 Inducement Plan) or upon other circumstances as determined by the HCM and Compensation Committee, the unvested portion (if any) of all outstanding RSUs held by such executive will immediately vest and be paid in full upon termination, with any applicable performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the HCM and Compensation Committee.

Pursuant to the 2019 Plan, we granted Class B Units to Mr. Musslewhite, Mr. Booth, Mr. Mirisola, and Ms. Shamsuddin Jensen, which have been converted into LLC Units in AIDH Management Holdings, LLC as described above under “Narrative Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Compensation” and “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Equity Compensation”. Upon the consummation of a “Change in Control”, as defined in and pursuant to the relevant award agreement, all of the unvested LLC Units held by Mr. Booth, Mr. Mirisola, and Ms. Shamsuddin Jensen will become vested as of immediately prior to such Change in Control, subject to such executive’s continued service on the date of the Change in Control.

The acceleration of Mr. Musslewhite’s, Mr. Maack’s, and Mr. Booth’s equity awards in connection with termination or change of control is further provided for pursuant to such executives’ employment agreements, as described below.

Employment Arrangements

Robert Musslewhite

If we terminated Mr. Musslewhite’s employment without “Cause” (as defined below and other than as a result of death or Disability (as defined in the Employment Agreement)) or Mr. Musslewhite terminated his employment for “Good Reason” (as defined below) then, subject to his execution of a general release of claims and certain other conditions set forth in the Musslewhite Employment Agreement, we were required to provide Mr. Musslewhite with (i) continuation of regular payments of base salary for a period of twelve months; (ii) payment of the annual bonus to be earned by Mr. Musslewhite during the twelve month period following the date of termination of employment at the greater of “target” or the average bonus paid over the prior two years, payable in a lump sum; (iii) acceleration of the vesting of all forms of time-based equity awarded to Mr. Musslewhite by the Company at any time, that would otherwise have vested during the twelve-month period following the termination date; (iv) for performance-based equity awards, to the extent performance goals are capable of being achieved during the twelve-month period following the termination date, such equity awards shall remain outstanding and eligible to vest during such twelve month period and, if such performance goals are not achieved, shall be forfeited; (v) payment for twelve months of COBRA coverage, if applicable; and (vi) the annual bonus earned with respect to the prior fiscal year.

If during a Change of Control Period (as defined in the Musslewhite Employment Agreement), Mr. Musslewhite’s employment was terminated without Cause, or Mr. Musslewhite terminated his employment with Good Reason, then we were required to provide Mr. Musslewhite with (i) continuation of regular payments of base salary for a period of eighteen months from the date of termination of employment; (ii) payment of 1.5 times the annual bonus at a level equal to the greater of the annual target bonus or the average of the bonuses paid in the last two calendar years (if such history exists) to be earned by Mr. Musslewhite during the twelve month period following the date of termination of employment, payable in a lump sum; (iii) acceleration of the vesting of all forms of equity awarded to Mr. Musslewhite by the Company or its affiliates at any time, treating for such purposes any performance-based equity awards as achieved at the greater of (A) actual achievement of the performance goal (if capable of being measured immediately prior to the time of the occurrence of the Change in Control or Mr. Musslewhite’s termination of employment) or (B) target; and (iv) payment for eighteen months of COBRA coverage, if applicable.

The Musslewhite Employment Agreement included customary provisions requiring confidentiality, assignment of inventions, non-competition, and nonsolicitation of our employees during employment and one year thereafter.

For purposes of the Musslewhite Employment Agreement, “Cause” means, with respect to Mr. Musslewhite, (i) commission of, or pleading guilty or no contest to, a felony, a gross misdemeanor, or any crime involving moral turpitude; (ii) any unlawful act which is materially injurious or detrimental to the reputation or financial interests of the Company or its affiliates; (iii) theft of property of the Company or its affiliates or falsification of documents of the Company or its affiliates or dishonesty in their preparation; (iv) breach of any material provision of any written policy, handbook, or code of conduct of the Company or its affiliates (including, without limitation, any provision pertaining to harassment, discrimination, or retaliation), or any material provision of any agreement with the Company or its affiliates, including any non-competition, non-solicitation, or confidentiality provisions, or any other similar restrictive covenants to which Mr. Musslewhite is or may become a party with the Company or its affiliates.

For purposes of the Musslewhite Employment Agreement, “Good Reason” means without the written consent of Mr. Musslewhite: (i) a material diminution (of 10% or more) of the Base Salary or target Bonus; (ii) any material breach by the Company of any written agreement between Mr. Musslewhite and the Company or its affiliates; (iii) the Company materially changes the location of Mr. Musslewhite’s working arrangements as in effect on May 4, 2022; or (iv) a material diminution of Mr. Musslewhite’s duties, title, authority, or responsibilities (to include any change in reporting that results in Mr. Musslewhite not reporting to the Board), provided that no condition set forth in the preceding (i), (ii), (iii), or (iv) will be deemed good reason unless the Company fails to cure in all material respects the condition(s) giving rise to good reason within 30 days from the date on which Mr. Musslewhite notifies the Company, in writing, of such condition(s).

On January 16, 2024, Mr. Musslewhite stepped down as our Chief Executive Officer. Mr. Musslewhite’s departure constituted a termination of employment without “cause” for purposes of the Musslewhite employment agreement and any other employment, equity compensation or benefit agreement, plan or arrangement of the Company and its subsidiaries to which Mr. Musslewhite is a party or otherwise participated. In addition, in January 2016, we entered into a Separation Agreement and Release of Claims with Mr. Musslewhite, pursuant to which we credited him with an additional three months of accelerated vesting with respect to his outstanding time-based equity awards (for a total of 15 months) and agreed to reimburse him up to $15,000 for legal fees incurred by him in connection with the Separation Agreement.

Richard Booth

If we terminate Mr. Booth’s employment without Cause (as defined below) and other than as a result of death or Disability (as defined in the Booth Employment Agreement)), or Mr. Booth terminates his employment for “Good Reason,” (as defined below) then we must provide Mr. Booth with (i) continuation of regular payments of salary at the rate in effect on the date of termination for a period of twelve months from the date of termination of employment, payable in accordance with our regular payroll schedule; (ii) payment of the on-target bonus to be earned by Mr. Booth during the twelve month period following the date of termination of employment, within 30 days following the date of termination; and (iii) acceleration of the vesting of all time-based stock options, restricted stock shares, LLC Units, profit interests, or other forms of equity awarded to Mr. Booth by the Company at any time, that would otherwise have vested during the twelve-month period following the termination date.

The Booth Employment Agreement includes customary confidentiality provisions, as well as provisions relating to assignment of inventions, and a one-year post-termination non-solicitation of our employees.

For purposes of the Booth Employment Agreement, “Cause” means that the Mr. Booth has: (i) knowingly and willfully breached any fiduciary duty or any material legal contractual obligation to us, which breach, if curable, is not cured within 15 days after written notice to Mr. Booth thereof or, if cured, recurs; (ii) failed to follow any reasonable directive of the Board, which failure, if curable, is not cured within 15 days after written notice to Mr. Booth thereof or, if cured, recurs; (iii) engaged in gross negligence, fraud, embezzlement, acts of dishonesty or knowing and willful conflict of interest relating to the affairs of the Company or any of our affiliates; (iv) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of the Company or any of our affiliates or (B) any felony (excluding any motor vehicle offense for which a non-custodial sentence is received); or (v) engaged in a willful violation of any federal or state securities laws.

For purposes of the Booth Employment Agreement, “Good Reason” means: (a) a material diminution (of 10% or more) of Mr. Booth’s base salary or target bonus (i.e. the size of the target bonus that Mr. Booth has the opportunity to earn) unless Mr. Booth consents to such reduction; or (b) any material breach by the Company of any written agreement between us and Mr. Booth; or (c) a relocation of the principal office of the Company more than thirty (30) miles; (d) a material diminution of the duties, title, authority or responsibilities of Mr. Booth other than those duties, titles, authority, or responsibilities that are by their nature or specifically identified as temporary; and (e) the failure of the Company to obtain the assumption in writing of its obligations to fully perform the Booth Employment Agreement by any successor to all or substantially all of the of the assets of the Company within 15 days after request by Mr. Booth following a merger, consolidation, sale, or similar transaction, provided that no condition set forth in the preceding will be deemed good reason unless the Company cures the condition(s) giving rise to good reason within 30 days from the date on which Mr. Booth notifies the Company, in writing, of such condition(s).

Jonathan Maack

If we terminate Mr. Maack’s employment without Cause (as defined below) and other than as a result of death or Disability (as defined in the Maack Employment Agreement) or Mr. Maack terminates his employment for Good Reason (as defined below) then, subject to his execution of a general release of claims and certain other conditions set forth in the Employment Agreement, we must provide Mr. Maack with (i) continuation of regular payments of base salary for a period of twelve months; (ii) payment of any annual bonus for a prior fiscal year to the extent earned but not previously paid, plus a lump-sum payment of the annual bonus to be earned by Mr. Maack during the twelve month period following the date of termination of employment at the greater of “target” or the average bonus paid over the prior two years (if such history exists); (iii) accelerated vesting of all forms of equity awarded to Mr. Maack by the Company at any time that are subject to time-based vesting and would otherwise have vested during the twelve-month period following the termination date; and (iv) payment for twelve months of COBRA coverage, if applicable.

If during a Change of Control Period (as defined in the Maack Employment Agreement), Mr. Maack’s employment is terminated without Cause, or Mr. Maack terminates his employment for Good Reason, then we must provide Mr. Maack with (i) continuation of regular payments of base salary for a period of eighteen months from the date of termination of employment; (ii) payment of any annual bonus for a prior fiscal year to the extent earned but not previously paid, plus a lump-sum payment of 1.5 times the greater of the target annual bonus to be earned by Mr. Maack in the year of termination or the average of the bonuses paid in the last two calendar years (if such history exists); (iii) acceleration of the vesting of all forms of equity awarded to Mr. Maack by the Company at any time; and (iv) payment for eighteen months of COBRA coverage, if applicable.

The Maack Employment Agreement includes customary confidentiality provisions, as well as provisions relating to assignment of inventions, and a one-year post-termination non-solicitation of our employees.

For purposes of the Maack Employment Agreement, “Cause” means, with respect to Mr. Maack, (i) commission of or indictment for, pleading guilty or no contest to, a felony, a gross misdemeanor, or any crime involving moral turpitude; (ii) any unlawful act which is materially injurious or detrimental to the reputation or financial interests of the Company or its affiliates; (iii) theft of property of the Company or its affiliates or falsification of documents of the Company or its affiliates or dishonesty in their preparation; or (iv) breach of any material provision of any agreement with the Company or its affiliates, including any non-competition, non-solicitation, or confidentiality provisions, or any other similar restrictive covenants to which Mr. Maack is or may become a party with the Company or its affiliates. To the extent any breach set forth in this definition of cause can be cured, the Company shall provide written notice to Mr. Maack identifying the breach and Mr. Maack shall have thirty (30) calendar days to cure the breach.

For purposes of the Maack Employment Agreement, “Good Reason” means, without Mr. Maack’s written consent, (a) a material diminution (of 10% or more) of the base salary or target annual bonus (i.e. the size of the target annual bonus that Mr. Maack has the opportunity to earn); or (b) any material breach by the Company of any material written agreement between Mr. Maack and the Company; (c) a material relocation of Mr. Maack’s principal office of employment; or (d) a material diminution of the duties, title, authority, or responsibilities of Mr. Maack (to include any change in reporting that results in Mr. Maack not reporting to the CEO of the Company or to the Board) other than those duties, titles, authority, or responsibilities that are by their nature or specifically identified as temporary, provided that no condition set forth in the preceding (a), (b), (c) or (d) will be deemed good reason unless the Company fails to cure the condition(s) giving rise to good reason within 30 days from the date on which Mr. Maack notifies the Company, in writing, of such condition(s) (the “Cure Period”), and Mr. Maack resigns from employment within thirty (30) days following the expiration of the Cure Period.

Joseph Mirisola

In connection with Mr. Mirisola’s departure, Mr. Mirisola and the Company entered into a Separation Agreement dated October 2, 2023 (the “Mirisola Separation Agreement”). The Mirisola Separation Agreement provides, in exchange for a release of claims and agreement to certain restrictive covenants, that Mr. Mirisola receive, effective as of his final date of employment on December 31, 2023: (a) a lump-sum cash payment equal to 9 months of his then-current base salary; (b) eligibility to receive his cash bonus for 2023 if, when, and as such bonus attainment is determined by the HCM & Compensation Committee for executives; (c) COBRA premium payments for up to 9 months were offered to Mr. Mirisola, although he was not enrolled in the Company’s health insurance plans prior to his departure; (d) 6 months of outplacement services; and (e) acceleration of 102,523 total shares of Common Stock subject to time-based restricted stock units or LLC Units (equal to what would have otherwise vested in the 9 months following Mr. Mirisola’s last date of employment). With respect to the 2023 cash bonus referenced in the preceding sentence, please refer to “Compensation Discussion and Analysis – 2023 Executive Compensation Program – Annual Incentives” for discussion of amounts earned and paid. Mr. Mirisola waived benefits coverage and thus the Company did not make any payments with respect to COBRA premiums referenced in clause “(c)” above.

Non-Change in Control Severance Plan

Ms. Shamsuddin Jensen and Ms. Lazorchak are eligible to participate in our Severance Plan for Executives (the “Severance Plan”) as Eligible Employees (as defined in the Severance Plan). If we terminate their employment without Cause (as defined below), and other than as a result of death or Disability (as defined in the Severance Plan), then, subject to execution of a general release of claims and certain other conditions set forth in the Severance Plan, such Eligible Employee is entitled to (i) continuation of regular payments of base salary for a period of (a) nine months, in the case of an Eligible Employee who has been continuously employed by the Company or a subsidiary for two years or more (a “Tenured Employee”), or (b) six months, in the case of an Eligible Employee who has been continuously employed by the Company or a subsidiary for less than two years (a “Non-Tenured Employee”); (ii) payment of their current year annual bonus at “target” performance levels on a pro-rated basis, but only if their Separation Date (as defined in the Severance Plan) occurs on or after July 1 of a calendar year; (iii) accelerated vesting of any equity awards held by them as of the Separation Date and which vest solely based on continued service with the Company, to the extent such awards would have vested had they remained employed by the Company through (a) the nine-month period following their Separation Date, in the case of a Tenured Employee, or (b) the six-month period following their Separation Date, in the case of a Non-Tenured Employee; and (iv) if applicable, payment for up to (a) nine months of COBRA coverage, in the case of a Tenured Employee, or (b) six months of COBRA coverage, in the case of a Non-Tenured Employee.

An Eligible Employee under the Severance Plan will not be eligible for the severance compensation and benefits provided pursuant to the Severance Plan if they are entitled to any severance compensation and benefits under any other plan, policy, or other arrangement with the Company or under applicable law, but only to the extent that such other severance compensation and benefits are more favorable to the Eligible Employee than those provided under the Severance Plan, as determined on a per-benefit basis.

For purposes of the Severance Plan, “Cause” means, with respect to an Eligible Employee’s termination of service, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an affiliate and the Eligible Employee (or where there is such an agreement but it does not define “cause” or words of like import, which shall include but not be limited to “gross misconduct”), termination due to an Eligible Employee’s (1) failure to substantially perform the Eligible Employee’s duties or obey lawful directives that continues after receipt of written notice from the Company and a 10-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of the Eligible Employee’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) material breach or violation of any agreement with the Company or its affiliates, any restrictive covenant applicable to the Eligible Employee, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts, or omissions that, in the good faith judgment of the Company, are likely to materially injure the reputation, business, or a business relationship of the Company or any of its affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an affiliate and the Eligible Employee that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement.

Change in Control Severance Plan

Ms. Shamsuddin Jensen and Ms. Lazorchak are, and Mr. Mirisola during the time in which he served as an executive officer during 2023 was, eligible to participate in our executive Change in Control Severance Plan (the “CIC Plan”) as Eligible Employees (as defined in the CIC Plan). If during the CIC Period (as defined in the CIC Plan) we terminate their employment without Cause (as defined below) and other than as a result of death or Disability (as defined in the CIC Plan) then, subject to execution of a general release of claims and certain other conditions set forth in the CIC Plan, we must provide them with (i) continuation of regular payments of base salary for a period of twelve months; (ii) payment of their current year annual bonus at “target” performance levels; and (iii) payment for up to twelve months of COBRA coverage, if applicable.

For purposes of the CIC Plan, “Cause” means with respect to an Eligible Employee’s termination of service, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an affiliate and the Eligible Employee (or where there is such an agreement but it does not define “cause” or words of like import, which shall include but not be limited to “gross misconduct”), termination due to an Eligible Employee’s (1) failure to substantially perform the Eligible Employee’s duties or obey lawful directives that continues after receipt of written notice from the Company and a 10-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of the Eligible Employee’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) material breach or violation of any agreement with the Company or its affiliates, any restrictive covenant applicable to the Eligible Employee, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts, or omissions that, in the good faith judgment of the Company, are likely to materially injure the reputation, business, or a business relationship of the Company or any of its affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an affiliate and the Eligible Employee that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement.

Pension Benefits

None of our NEOs participate, or have an account balance, in any qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our NEOs participate in any nonqualified deferred compensation plan sponsored by us.

Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of Robert Musslewhite, who served as our CEO for all of fiscal year 2023, to the annual total compensation of our median employee (except Mr. Musslewhite). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For fiscal year 2023:

•	the median of the annual total compensation of all employees of the Company (other than Mr. Musslewhite) was $126,637; and

•	the annual total compensation of Mr. Musslewhite, as reported in the Summary Compensation Table included in this Proxy Statement, was $8,434,709.

Based on this information, the ratio of the annual total compensation of Mr. Musslewhite to the median of the annual total compensation of all employees was 67 to 1.

We identified our median compensated employee from all full-time and part-time employees who were included as employees on our payroll records as of a determination date of October 31, 2023. We did not include any contractors or other non-employee workers in our employee population. We used base salary as our consistently applied compensation measure. We annualized base salary for any full-time and part-time employees who commenced work during fiscal 2023 to reflect a full year, and non-United States employees’ pay was converted to U.S. dollar equivalents using applicable exchange rates as of the determination date.

Pay-Versus-Performance
Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the section titled “Executive Compensation–Compensation Discussion and Analysis.”

Year (a)	Summary Compensation Table Total for PEO (1)		Compensation Actually Paid to PEO (2)		Average Summary Compensation Table Total for Non-PEO NEOs (3) (d)	Average Compensation Actually Paid to Non-PEO NEOs (4) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income (loss) (Millions) (7) (h)	Adjusted EBITDA Margin (8) (i)
	Musslewhite (1) (b)	Krantz (1) (b)	Musslewhite (2) (c)	Krantz (2) (c)			Total Shareholder Return (5) (f)	Peer Group Total Shareholder Return (6) (g)
2023	$8,434,709	— (9)	$3,148,094	— (9)	$2,812,002	$1,848,073	$22.95	$45.28	$(289.6)	30%
2022	$17,540,044	$820,925	$(4,395,156)	$(10,363,542)	$2,386,881	$(1,943,290)	$25.38	$42.21	$(24.2)	29%
2021	— (10)	$5,953,030	— (10)	$13,840,653	$16,101,545	$18,839,018	$63.13	$80.21	$(62.3)	34%

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Messrs. Musslewhite (who served as Chief Executive Officer in 2023 and 2022) and Krantz (who served as Chief Executive Officer in 2022 and 2021) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation Tables—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Messrs. Musslewhite and Krantz, respectively, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to, in the case of 2023, Mr. Musslewhite, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Musslewhite’s total compensation to determine the compensation actually paid in 2023:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2023	$8,434,709	$(7,719,857)	$2,433,242	$3,148,094

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for 2023 include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in 2023 that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of 2023 (from the end of 2022) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of 2023; (iii) for awards that are granted and vest in 2023, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2023, the amount equal to the change as of the vesting date (from the end of 2022) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2023, a deduction for the amount equal to the fair value at the end of 2022; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2023. The valuation assumptions used to calculate fair value did not materially differ from those disclosed as of the grant date of the equity awards. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year	Change in Fair Value from End of Prior Year to End of Covered Year of Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value on the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$5,131,187	$(2,208,088)	—	$(489,857)	—	—	$2,433,242

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding, in the case of 2023, Mr. Musslewhite, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding, in the case of 2023, Mr. Musslewhite, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Richard Booth, Joseph Mirisola, Kate Shamsuddin Jensen, Jonathan Maack, and Carrie Lazorchak (ii) for 2022, Richard Booth, Joseph Mirisola, Kate Shamsuddin Jensen, David Samuels, and Jonathan Maack; and (iii) for 2021, Robert Musslewhite and Richard Booth.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding, in the case of 2023, Mr. Musslewhite, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding, in the case of 2023, Mr. Musslewhite, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz) during the applicable year. The following adjustments were made to the average total compensation for the NEOs as a group (excluding Mr. Musslewhite) for 2023 to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$2,812,002	$(2,308,618)	$1,344,689	$1,848,073

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year	Average Change in Fair Value from End of Prior Year to End of Covered Year of Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value on the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Total Equity Award Adjustments
2023	$1,595,670	$(145,583)	—	$(74,105)	$(31,293)	—	$1,344,689

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. For purposes of the Company’s 2021 cumulative TSR, the measurement period begins at the Company’s September 2021 initial public offering.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for 2023 is the 2023 Compensation Peer Group as defined and described under “Compensation Discussion & Analysis” above. The 2023 Compensation Peer Group was used a reference point for nearly all 2023 compensation decisions. The 2023 Compensation Peer Group was the same as the peer group used as a reference point for decisions made with respect to 2022 compensation, except that Duck Creek Technologies, Inc. was removed for 2023 given a perceived lack of alignment on business fit and financial profile.

(7)	The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(8)
We utilized Adjusted EBITDA Margin as the “Company-Selected Measure” in the table above. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of the Company’s revenue. Adjusted EBITDA is defined as EBITDA, or earnings before debt-related costs, including interest expense, net and loss on extinguishment of debt, income taxes and depreciation and amortization, adjusted to exclude certain items of a significant or unusual nature, including other income and expense, equity-based compensation, transaction, integration and restructuring expenses and other non-recurring expenses. For more information, please see “Annual Incentives” in the “Compensation Discussion & Analysis” above.

(9)
Mr. Krantz was not our principal executive officer during 2023 and as such, no amount is shown for Mr. Krantz in columns (b) and (c) for 2023. Additionally, because Mr. Krantz was not an executive officer during 2023, his compensation during 2023 is not included as part of the average non-PEO
NEO compensation in columns (d) and (e).

(10)
Mr. Musslewhite was not our principal executive officer during 2021 and as such, no amount is shown for Mr. Musslewhite in columns (b) and (c) for 2021. Instead, Mr. Musslewhite’s compensation during 2021 is included as part of the average non-PEO
NEO compensation in columns (d) and (e).

Analysis of the Information Presented in the
Pay-versus-Performance
Table
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the
Pay-Versus-Performance
table above.

Compensation Actually Paid and Cumulative TSR
The following graph sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Compensation Actually Paid and Net Income
The following graph sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s net income over the three most recently completed fiscal years.

Compensation Actually Paid and Adjusted EBITDA Margin
The following graph sets forth the relationship between Compensation Actually Paid to Robert Musslewhite, one of our PEOs during 2022, and our only PEO during 2023, and the Company’s Adjusted EBITDA Margin, over the three most recently completed fiscal years.

Cumulative TSR of the Company and Cumulative TSR of the Peer Groups
The following graph compares our cumulative TSR over the three most recently completed fiscal years to that of the 2023 Compensation Peer Group and the Compensation Peer Group used in 2022 over the same period.

Tabular List of Most Important Performance Measures
The following table presents financial and
non-financial
performance measures that the Company considers to be the most important in linking Compensation Actually Paid to our NEOs for 2023 to Company performance.

2023 Most Important Performance Measures (Unranked)
Adjusted EBITDA Margin
Annual Recurring Revenue
Net Dollar Retention
Percentage of Annual Recurring Revenue from Enterprise Customers
All information provided above under the
“Pay-Versus-Performance
Table” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our HCM and Compensation Committee during 2023 included Jill Larsen, Jeff Haywood, and Lauren Young. None of the members of our HCM and Compensation Committee during 2023 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or HCM and Compensation Committee. We are party to certain transactions with Advent and Spectrum Equity described under “Certain Relationships and Related Person Transactions.”

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain the 2021 Plan and the Definitive Healthcare Corp. 2021 Employee Stock Purchase Plan (the “ESPP”), which have both been approved by stockholders in connection with our IPO, and the 2019 Plan, under which we made awards prior to our IPO and which has not been approved by stockholders. Effective September 15, 2021, we no longer grant any awards under the 2019 Plan, though previously granted awards under the 2019 Plan remain outstanding and governed by the 2019 Plan. As of December 31, 2023, we had not offered our employees the opportunity to purchase any shares under the ESPP. We also maintain the 2023 Inducement Plan, which has not been approved by our stockholders.

The following table sets forth, as of December 31, 2023, certain information related to our compensation plans under which shares of our Class A common stock may be issued.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	5,616,309	(1)	N/A	9,833,730	(3)
Equity compensation plans not approved by stockholders	1,806,834	(2)	N/A	887,819	(4)

Total	7,423,143		N/A	10,721,549

(1)

Consists of 4,921,467 shares of our Class A common stock issuable upon the settlement of time-based RSUs and 694,842 shares of our Class A common stock issuable upon the settlement of PSUs, at target, issued under the 2021 Plan as of December 31, 2023.

(2)

Includes (i) 1,212,181 shares of our Class A common stock issuable upon the settlement of time-based RSUs of 660,423 and 551,758 shares of our Class A common stock issuable upon the settlement of PSUs, at target, issued under the 2023 Inducement Plan and (ii) 594,653 unvested awards under the 2019 Plan of Class B Units which were converted into LLC Units in connection with our IPO and, once vested, are paired with shares of Class B common stock. Once vested, LLC Units may be exchanged at the election of the holder for shares of Class A common stock of the Company on a one-for-one basis. Any Class B common stock held will be cancelled at the time of the exchange. The Company no longer grants awards under the 2019 Plan. For additional information with respect to the 2019 Plan, see Note 17 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

(3)

As of December 31, 2023, 7,284,174 shares of Class A common stock were available for future issuance under the 2021 Plan and 2,549,556 shares of Class A common stock were available for future issuance under the ESPP. On the first day of each fiscal year, commencing on January 1, 2023 and ending on (and including) January 1, 2032: (A) the share reserve under the 2021 Plan will automatically increase by a number equal to the least of (i) 5% of the total number of shares of Class A common stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) a number of shares of Class A common stock determined by the Board; and (iii) 8,989,039 shares of Class A common stock; and (B) the aggregate number of shares of Class A common stock that may be issued under the ESPP will automatically increase by a number equal to the least of (i) 1.0% of the total number of shares of Class A common stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) a number of shares of Class A common stock determined by the Board; and (iii) 1,498,173 shares of Class A common stock.

(4)	As of December 31, 2023, 887,819 shares of Class A common stock were available for future issuance under the Inducement Plan.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors, as well as Mr. Krantz, for fiscal year 2023.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	All Other Compensation ($)		Total ($)
Christopher Egan(3)	—	—	—		—
Samuel A. Hamood(4)	70,000	182,374	—		252,374
Jeff Haywood(3)	—	—	—		—
Jill Larsen(5)	70,000	182,374	—		252,374
Lauren Young(3)	—	—	—		—
Chris Mitchell(3)(6)	—	—	—		—
Kathleen Winters(7)	50,000	182,374	—		232,374
Sastry Chilukuri(8)	50,000	182,374	—		232,374
Scott Stephenson	4,165	374,744	—		378,909
Jason Krantz(9)	91,460	6,041,383	38,916	(10)	6,171,759

(1)

Fees earned or paid in cash consist of (i) 2023 annual cash retainer in the amount of $50,000 (in the case of Mr. Stephenson, pro-rated to his appointment to the Board), (ii) in the case of Mr. Hamood and Ms. Larsen, an additional chair retainer in the amount of $20,000 for their services as chair of our Audit Committee and HCM & Compensation Committee, respectively, and (iii) in the case of Mr. Krantz, $91,460 of salary earned by him pursuant to the Executive Chairman Agreement. The cash fees reported in this column with respect to the following directors were paid to the following entities, in each case, controlled by the respective director as follows: (i) Ms. Winters’ cash fees were paid to Winters Advisory Inc.; (ii) Ms. Larsen’s cash fees were paid to Digital HR LLC; (iii) Mr. Chilukuri’s cash fees were paid to Venkat Group, LLC; and (iv) Mr. Hamood’s cash fees were paid to AMHAM DH, LLC.

(2)

Represents the grant date fair value of RSU awards granted to our non-employee directors during 2023, computed in accordance with ASC Topic 718. The valuation assumptions associated with such awards are discussed in Note 17 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the restricted stock units, or the sale of any common stock acquired under such restricted stock units.

(3)

None of Mr. Egan, Mr. Haywood, Ms. Young, or Mr. Mitchell received compensation for services as a director in 2023 or had any outstanding equity awards as of December 31, 2023. Directors who are employees of Advent or Spectrum Equity do not receive compensation for services as a director or as a member of a committee of our Board.

(4)	As of December 31, 2023, Mr. Hamood held 4,437 unvested LLC Units and 17,536 unvested time-based RSUs.

(5)	As of December 31, 2023, Ms. Larsen held 4,655 unvested LLC Units and 17,536 unvested time-based RSUs.
(6)	Mr. Mitchell resigned from the Board effective, September 6, 2023.
(7)	As of December 31, 2023, Ms. Winters held 19,781 unvested time-based RSUs.
(8)	As of December 31, 2023, Mr. Chilukuri held 30,406 unvested time-based RSUs.
(9)	As of December 31, 2023, Mr. Krantz held 142,515 unvested LLC Units, 357,976 unvested time-based RSUs and 110,846 unvested performance-based RSUs
(10)	Includes 401(k) matching contributions and health insurance premiums of $38,916.

Non-Employee Director Compensation Policy

Our non-employee directors receive cash and equity compensation for their service on the Board pursuant to our non-employee director compensation policy. Each non-employee director receives a $50,000 annual retainer for Board services. Our Audit Committee Chair and HCM and Compensation Committee Chair receive an additional chair retainer of $20,000, and our Nominating and Governance Committee Chair receives an additional chair retainer of $10,000, in each case to the extent such chair positions are held by eligible non-employee directors. All annual cash compensation is payable on a quarterly basis in arrears, and retainers are prorated for partial quarters of service. Each non-employee director also receives (i) an initial equity award of RSUs with a value of $300,000 upon joining our Board, and (ii) an annual equity award of RSUs, granted on the date of the annual meeting of stockholders, with a value of $175,000 (in the case of directors who join the Board following such date, granted upon appointment and pro-rated for the period from appointment through the one year anniversary of such annual meeting of stockholders), which vests upon the earlier to occur of the one-year anniversary of such annual meeting of stockholders and the date of the next year’s annual meeting of stockholders, subject to such director’s continued service.

Any director who is an employee of the Company and directors who are employees of Advent or Spectrum Equity do not receive compensation for services as a director or as a member of a committee of our Board.

Executive Chairman Agreement

In connection with Mr. Krantz’s May 2022 resignation as Chief Executive Officer and appointment as Executive Chairman of the Board, we entered into an Executive Chairman Agreement with Mr. Krantz, dated as of May 4, 2022 (as amended, the “Executive Chairman Agreement”). The Executive Chairman Agreement superseded Mr. Krantz’s existing employment agreement, except as otherwise explicitly provided in the Executive Chairman Agreement. Pursuant to the Executive Chairman Agreement, Mr. Krantz continued to receive his current base salary during 2022 at the rate of $428,655 and was entitled to an annual base salary at the rate of 75% of such amount during 2023. The Executive Chairman Agreement also provided that Mr. Krantz was entitled to be granted RSUs equal to 75% of the annual ordinary course time-based and/or performance-based equity grants, as applicable, made to our Chief Executive Officer at the time that we make annual ordinary course time-based and/or performance-based equity grants to our executive level employees in fiscal year 2023 (including but not limited to the annual ordinary course fiscal year 2023 grants of RSUs and performance-based RSUs made to our Chief Executive Officer). On February 16, 2023, Mr. Krantz received an award of 276,316 RSUs that vest over a four-year period, 25% which vested on February 1, 2024, followed by quarterly vesting of 6.25% every three months thereafter over the subsequent three years, in each case subject to his continued service through each such vesting date. In addition, Mr. Krantz received an award of 148,786 PSUs that are earned and vest only when a specified performance level is achieved, subject to additional time-based vesting thereafter. Also on February 16, 2023, the Board approved an Amendment to the Executive Chairman Agreement, which provided, effective between February 25, 2023 through December 31, 2023 (the “Effective Period”): (i) a reduction of Mr. Krantz’s base salary to $1,000 per week during the Effective Period; (ii) the grant of 18,465 RSUs vesting on February 16, 2024; and (iii) no eligibility for annual cash bonus for fiscal year 2023. In January 2024, the HCM and Compensation Committee determined that Mr. Krantz’s base salary would remain at $1,000 per week until such time as the HCM and Compensation Committee may determine to change such base salary.

In addition to the above, Mr. Krantz is entitled to participate in the Company’s benefit plans that are generally available to our executive employees and is eligible for reimbursement of certain expenses, as well as reimbursement of 100% of all health insurance premiums for Mr. Krantz if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Krantz are reflected in the “Director Compensation Table” above in the “All Other Compensation” column.

Director Stock Ownership Guidelines

Effective May 24, 2022, our HCM and Compensation Committee adopted stock ownership guidelines applicable to our non-employee directors (other than those directors who do not receive compensation for Board service because their principal employment is with an investment fund where such investment fund is an investor in the Company), which the HCM and Compensation Committee believes will help align the interests of our non-employee directors with those of our stockholders and may act as a risk mitigation device. Under these guidelines, our non-employee directors are each required to directly or indirectly own shares of our common stock (including shares owned outright, vested and unvested LLC Units, unvested shares of restricted stock or RSUs, and other shares that are considered beneficially owned by the director) with a value equal to at least three times their annual base cash retainer. Directors have five years from the later of the effective date of the guidelines or the date of commencement of their service on the Board to comply, and until the guidelines are satisfied, they must hold 25% of the shares received from their equity grants. As of our latest measurement date (December 31, 2023), all of our non-employee directors subject to the ownership guidelines had met the required ownership guideline level for their tenure of service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 25, 2024 by: (1) each person or group whom we know to beneficially own more than 5% of either class of our common stock; (2) each of the directors, director nominees, and NEOs individually; and (3) all of our directors and executive officers as a group.

The numbers of shares of our Class A common stock and Class B common stock beneficially owned, percentages of beneficial ownership of each such class and percentages of combined voting power as of March 25, 2024 that are set forth below are based on 117,789,185 shares of Class A common stock and 39,238,832 shares of Class B common stock issued and outstanding as of March 25, 2024. Our shares of Class B common stock have no economic rights, but each share entitles its holder to one vote on all matters on which our stockholders are entitled to vote generally.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities, and includes shares as to which there is a right to acquire ownership within 60 days following March 25, 2024. With respect to shares included due to ownership of restricted stock units or LLC Units scheduled to vest within such 60 day period, the underlying shares for which such restricted stock units would settle or for which such LLC Units would be exchangeable are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those restricted stock units or unvested LLC Units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is: c/o Definitive Healthcare Corp., 492 Old Connecticut Path, Suite 401, Framingham, Massachusetts 01701. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Class A common stock		Shares of Class B common stock		Combined Voting Power
Name and address of beneficial owner	Number of shares(1)	Percentage of shares	Number of shares(1)	Percentage of shares
5% stockholders:
Funds managed by Advent International Corporation(2)	62,493,676	53.1%	—	—	39.8%
Affiliates of Spectrum Equity(3)	1,441,657	1.2%	13,843,158	35.3%	9.7%
Jason Krantz(4)	597,600	*	21,156,642	53.9%	13.9%
Conestoga Capital Advisors, LLC(5)	5,824,812	4.9%	—	—	3.7%
Directors, director nominees, and named executive officers
Robert Musslewhite(6)	702,589	*	443,237	1.1%	*
Richard Booth	89,432	*	344,836	*	*
Carrie Lazorchak	—	—	—	—	—
Jonathan Maack	153,236	*	—	—	*
Kate Shamsuddin Jensen	62,523	*	406,444	1.0%	*
Joseph Mirisola	71,508	*	456,981	1.2%	*
Chris Egan(7)	—	—	—	—	—
Samuel A. Hamood(8)	51,582	*	305,641	*	*
Jeff Haywood(9)	41,934	*	—	—	*
Jill Larsen(10)	14,545	*	41,205	*	*
Lauren Young(7)	—	—	—	—	—
Kathleen A. Winters(11)	17,341	*	—	—	*
Sastry Chilukuri(12)	13,718	*	—	—	*
Scott Stephenson	—	—	—	—	—
Jason Krantz(4)	597,600	*	21,156,642	53.9%	13.9%
All current directors and executive officers as a group (13 persons)	1,041,911	*	22,254,768	56.7%	14.8%

*	Represents beneficial ownership of less than 1%.

(1)

Subject to the terms of the amended and restated limited liability company agreements of each of AIDH TopCo, LLC and AIDH Management Holdings, LLC, vested LLC Units, each paired with an equal number of shares of Class B common stock, are exchangeable for shares of our Class A common stock at the holder’s option on a one-for-one basis. When LLC Units are exchanged for shares of Class A common stock, the equivalent number of shares of Class B common stock are cancelled. See “Certain Relationships and Related Person Transactions—Amended Definitive OpCo LLC Agreement.” Beneficial ownership of shares of Class B common stock reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares of Class B common stock, paired with equal number of LLC Units, may be exchanged and/or surrendered as doing so would result in double counting with respect to the combined voting power. Any fractional shares have been rounded to the nearest whole share.

(2)

Based on information set forth in the Schedule 13G/A filed with the SEC on February 14, 2024, amount beneficially owned includes: (i) 16,955,510 shares of Class A common stock held by Advent International GPE IX Limited Partnership (“GPE-IX LP”); (ii) 3,359,809 shares of Class A common stock held by Advent International GPE IX-B Limited Partnership (“GPE IX-B LP”); (iii) 1,394,766 shares of Class A common stock held by Advent International GPE IX-C Limited Partnership (“GPE IX-C LP”); (iv) 1,463,380 shares of Class A common stock held by Advent International GPE IX-F Limited Partnership (“GPE IX-F LP”); (v) 4,815,226 shares of Class A common stock held by Advent International GPE IX-G Limited Partnership (“GPE IX-G LP”); (vi) 5,428,915 shares of Class A common stock held by Advent International GPE IX-H Limited Partnership (“GPE IX-H LP”); (vii) 3,075,053 shares of Class A common stock held by Advent International GPE IX-I Limited Partnership (“GPE IX-I LP”); (viii) 4,985,850 shares of Class A common stock held by Advent International GPE IX-A SCSP (“GPE IX-A SCSP”); (ix) 1,061,241 shares of Class A common stock held by Advent International GPE IX-D SCSP (“GPE IX-D SCSP”); (x) 2,156,723 shares of Class A common stock held by Advent International GPE IX-E SCSP (“GPE IX-E SCSP”); (xi) 97,427 shares of Class A common stock held by Advent International GPE IX Strategic Investors SCSP (“GPE IX Strategic Investors SCSP”); (xii) 55,642 shares of Class A common stock held by Advent Partners GPE IX Limited Partnership (“AP GPE IX LP”); (xiii) 128,669 shares of Class A common stock held by Advent Partners GPE IX-A Limited Partnership (“AP GPE IX-A LP”); (xiv) 321,070 shares of Class A common stock held by Advent Partners GPE IX Cayman Limited Partnership (“AP GPE IX Cayman LP”); (xv) 54,121 shares of Class A common stock held by Advent Partners GPE IX-A Cayman Limited Partnership (“AP GPE IX-A Cayman LP”); (xvi) 898,507 shares of Class A common stock held by Advent Partners GPE IX-B Cayman Limited Partnership (“AP GPE IX-B Cayman LP”); (xvii) 3,818,770 shares of Class A common stock held by Advent Global Technology Limited Partnership (“Global Technology LP”); (xviii) 2,971,879 shares of Class A common stock held by Advent Global Technology-B Limited Partnership (“Global Technology-B LP”); (xix) 1,609,070 shares of Class A common stock held by Advent Global Technology-C Limited Partnership (“Global Technology-C LP”); (xx) 1,926,387 shares of Class A common stock held by Advent Global Technology-D Limited Partnership (“Global Technology-D LP”); (xxi) 1,885,069 shares of Class A common stock held by Advent Global Technology-A SCSP (“Global Technology-A SCSP”); (xxii) 5,990 shares of Class A common stock held by Advent Partners AGT Limited Partnership (“AGT LP”); (xxiii) 27,373 shares of Class A common stock held by Advent Partners AGT-A Limited Partnership (“AGT-A LP”); (xxiv) 342,900 shares of Class A common stock held by Advent Partners AGT Cayman Limited Partnership (“AGT Cayman LP”); (xxv) 30,542 shares of Class A common stock held by Advent Global Technology Strategic Investors Limited Partnership (“AGT Strategic Investors LP”); and (xxvi) 3,623,787 shares of Class A common stock held by Advent Global Opportunities Master Limited Partnership (“AGO Master Fund”).

GPE IX GP Limited Partnership is the general partner of GPE-IX LP, GPE IX-B LP, GPE IX-C LP, GPE IX-F LP, GPE IX-G LP, GPE IX-H LP and GPE IX-I LP. GPE IX GP S.à r.l. is the general partner of GPE IX-A SCSP, GPE IX-D SCSP, GPE IX-E SCSP and GPE IX Strategic Investors SCSP. AP GPE IX GP Limited Partnership is the general partner of AP GPE IX LP, AP GPE IX-A LP, AP GPE IX Cayman LP, AP GPE IX-A Cayman LP and AP GPE IX-B Cayman LP. Advent Global Technology GP Limited Partnership is the general partner of Global Technology LP, Global Technology-B LP, Global

Technology-C LP and Global Technology-D LP. Advent Global Technology GP S.à r.l. is the general partner of Technology-A SCSP. AP AGT GP Limited Partnership is the general partner of AGT LP, AGT-A LP, AGT Cayman LP and AGT Strategic Investors LP. Advent International GPE IX, LLC is the general partner of GPE IX GP Limited Partnership, AP GPE IX GP Limited Partnership and GPE IX GP S.à r.l. Advent Global Technology LLC is the general partner of Advent Global Technology GP Limited Partnership, Advent Global Technology GP S.à r.l. and AP AGT GP Limited Partnership. Advent Global Opportunities GP LP (“AGO GP LP”), as general partner of AGO Master Fund, Advent Global Opportunities GP LLC (“AGO GP LLC”), as general partner of AGO GP LP, and Advent Global Opportunities Management LLC (“AGO Manager”), as investment manager to AGO Master Fund, may be deemed to beneficially own the shares held directly by AGO Master Fund. Investors in the AGO Master Fund invest in one or more of the following feeder funds: Advent Global Opportunities Fund LP, Advent Global Opportunities Limited Partnership, Advent Global Opportunities Fund Ltd. and Advent Global Opportunities Ltd. (collectively, the “AGO Feeder Funds”), which are the limited partners of the AGO Master Fund. The AGO Feeder Funds have ownership interests in the AGO Master Fund, but none of the AGO Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by the AGO Master Fund. Advent International, L.P. (“Advent”) is the manager of Advent International GPE IX, LLC and Advent Global Technology LLC and is the sole member of both AGO GP LLC and AGO Manager. Advent International GP, LLC is the general partner of Advent. Voting and investment decisions by Advent are made by a number of individuals currently comprised of John L. Maldonado, David M. Mussafer and Bryan Taylor. The address of each of the entities and individuals named in this footnote is c/o Advent International, L.P., Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2024, amount beneficially owned includes: (i) 1,441,657 shares of Class A common stock held directly by SE VII DHC AIV Feeder, L.P., (ii) 13,811,367 shares of Class B common stock held directly by SE VII DHC AIV, L.P., (iii) 20,068 shares of Class B common stock held directly by Spectrum VII Investment Managers’ Fund, L.P., and (iv) 11,723 shares of Class B common stock held directly by Spectrum VII Co-Investment Fund, L.P. SEA VII Management, LLC is the general partner of Spectrum VII Investment Managers’ Fund, L.P. and Spectrum VII Co-Investment Fund, L.P., and Spectrum Equity Associates VII, L.P., which is in turn the general partner of SE VII DHC AIV, L.P., SE VII DHC AIV Feeder, L.P., and as a result may be deemed to share beneficial ownership of the shares of Class A common stock and Class B common stock, as applicable, beneficially owned by the foregoing entities. Brion B. Applegate, Christopher T. Mitchell, Victor E. Parker, Jr., Benjamin C. Spero, Ronan Cunningham, Peter T. Jensen, Stephen M. LeSieur, Brian Regan and Michael W. Farrell may be deemed to share voting and dispositive power over the securities held by the entities described in this footnote. Each of the foregoing individuals disclaims beneficial ownership of such securities. The address of the entities and individuals named in this footnote 140 New Montgomery Street, 20th Floor, San Francisco, CA 94105.

(4)

Amount beneficially owned includes (i) 450,000 shares of Class A common stock held by DH Holdings (fka Jason R. Krantz 2009 Trust), of which Mr. Krantz is the beneficiary, (ii) 17,269 shares of Class A common stock subject to RSU awards that vest, subject to continued service, within 60 days of March 24, 2024, (iii) 130,331 shares of Class A common stock held directly Mr. Krantz, (iv) 20,451,027 shares of Class B common stock held by DH Holdings (fka Jason R. Krantz 2009 Trust), of which Mr. Krantz is the trustee and beneficiary and (v) 705,615 shares of Class B common stock held by Mr. Krantz. Mr. Krantz has sole voting and dispositive power over the shares held by DH Holdings.

(5)

Based on information set forth in a Schedule 13G filed with the SEC on January 5, 2024, amount beneficially owned includes 5,824,812 shares of Class A common stock held by Conestoga Capital Advisors, LLC. Conestoga Capital Advisors, LLC exercises sole voting and dispositive power over such shares. The address of the entity referred to in this footnote is 550 E. Swedesford Rd. Suite 120, Wayne, PA 01701.

(6)

Amount beneficially owned includes (i) 702,589 shares of Class A common stock held directly by Mr. Musslewhite and (ii) 443,237 shares of Class B common stock held by Robert Musslewhite – 2014 Family Trust, of which Mr. Musslewhite is settlor. Mr. Musslewhite has shared voting and dispositive power over the shares held by the Robert Musslewhite – 2014 Family Trust.

(7)

Excludes shares of Class A common stock held by Advent, as disclosed in footnote (2) above. Each of Mr. Egan and Ms. Young disclaim beneficial ownership of the shares of Class A common stock held by the Advent funds except to the extent of their respective pecuniary interest therein.

(8)

Amount beneficially owned includes (i) 37,037 shares of Class A common stock held indirectly by AMHAM DH LLC, a subsidiary of Samuel Allen Hamood Revocable Trust dtd Aug. 27, 2010, of which Mr. Hamood is a trustee and beneficiary, (ii) 14,545 shares of Class A common stock held directly by Mr. Hamood and (iii) 305,641 shares of Class B common stock held by AMHAM DH LLC. Mr. Hamood has shared voting and dispositive power over the shares held by AMHAM DH LLC.

(9)

Excludes shares of Class A common stock and Class B common Stock held by the Spectrum Equity funds, as disclosed in footnote (3) above. Mr. Haywood disclaims beneficial ownership of the shares of Class A common stock and Class B common stock held by the Spectrum Equity funds except to the extent of his respective pecuniary interest therein.

(10)

Amount beneficially owned includes (i) 14,545 shares of Class A common stock held directly by Ms. Larsen, (ii) 1,397 LLC Units vesting within 60 days of March 24, 2024 (iii) 6,519 shares of Class B common stock held directly by Ms. Larsen and (iv) 33,289 shares of Class B common stock held by DIGITAL HR LLC of which Ms. Larsen is the sole member. Ms. Larsen has sole voting and dispositive power over the shares held by DIGITAL HR LLC.

(11)	Amount beneficially owned includes 17,341 shares of Class A common stock held by Ms. Winters.
(12)	Amount beneficially owned includes 13,718 shares of Class A common stock held by Venkat Group, LLC, of which Mr. Chilukuri is the sole member.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, director nominees, executive officers, or holders of more than 5% of our voting securities during fiscal year 2023. We also summarize our policies and procedures for the review, approval or ratification of transactions with such related persons.

As used herein, unless otherwise noted or the context requires otherwise:

•	“Advent” refers to funds affiliated with Advent International, a global private equity firm.

•	“Amended LLC Agreement” refers to the second amended and restated limited liability company agreement of Definitive OpCo, entered into in connection with the Reorganization Transactions.

•	“Blocker Companies” refers to certain entities treated as corporations for U.S. tax purposes that merged into Definitive Healthcare Corp. in connection with the Reorganization Transactions.

•

“Continuing Pre-IPO LLC Members” refers to certain Pre-IPO LLC Members who retained their equity ownership in Definitive OpCo in the form of LLC Units immediately following the consummation of the Reorganization Transactions.

•	“Definitive OpCo” refers to AIDH TopCo, LLC, a subsidiary of Definitive Healthcare Corp.

•	“LLC Units” refers to limited liability company interests in Definitive OpCo.

•	“Reorganization Transactions” refers to the series of transactions we completed in connection with our initial public offering.

•	“Reorganization Parties” refers to the shareholders of the Blocker Companies prior to the merger of the Blocker Companies into Definitive Healthcare Corp.

•	“Spectrum Equity” refers to investment funds associated with Spectrum Equity Management, L.P., a private equity firm.

•	“Unitholders” refers to holders who hold their ownership in Definitive OpCo in the form of LLC Units.

•	“Tax Receivable Agreement” refers to the tax receivable agreement entered into with the TRA Parties.

•	“TRA Parties” refers collectively to Continuing Pre-IPO LLC Members, the Reorganization Parties, and any future party to the Tax Receivable Agreement.

Definitive OpCo Amended LLC Agreement

In accordance with the terms of the Amended LLC Agreement, we operate our business through Definitive OpCo. Pursuant to the terms of the Amended LLC Agreement, we will not, without the prior written consent of the majority-in-interest of the members in Definitive OpCo other than us (if any), engage in any activity unrelated to the business or ownership of Definitive OpCo or own any material assets other than limited liability company interests in Definitive OpCo and/or any cash or other property or assets distributed by or otherwise received from Definitive OpCo.

As the sole managing member of Definitive OpCo, we have control over all of the affairs and decision making of Definitive OpCo, subject to certain exceptions. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Definitive OpCo and the day-to-day management of Definitive OpCo’s business. We will fund any dividends to our stockholders by causing Definitive OpCo to make distributions to the Unitholders and us, subject to the limitations imposed by our debt agreements.

Unitholders generally incur U.S. federal, state, and local income taxes on their proportionate share of any taxable income of Definitive OpCo. Under the Amended LLC Agreement, to the extent Definitive OpCo has available cash we are required to cause Definitive OpCo to make pro rata cash distributions to the Unitholders for purposes of funding their tax obligations in respect of the taxable income of Definitive OpCo that is allocated to them. Generally, the pro rata amount to be distributed to each Unitholder is calculated based on the distribution to the Unitholder that would have the highest tax distribution on a per unit basis, with such calculated based on estimated net taxable income of Definitive OpCo allocable to the Unitholders and assumed tax rates equal to the highest effective marginal combined U.S. federal, state, and local income tax rate prescribed for an individual or corporate resident of New York, NY (whichever is higher) for the applicable year (taking into account the deductibility of state and local taxes to the extent applicable and the character of Definitive OpCo’s income). As a result of (i) potential differences in the amount of taxable income allocable to us and the other Unitholders, (ii) the lower tax rate applicable to corporations than individuals, and (iii) the use of an assumed tax rate in calculating Definitive OpCo’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement (as described below).

Except as otherwise determined by us and subject to certain exceptions, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any (less any amounts used to fund expenses or other obligations as to which we would be entitled to a distribution or reimbursement from Definitive OpCo), shall be concurrently contributed to Definitive OpCo and Definitive OpCo shall issue to us one LLC Unit, unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units, in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase and Definitive OpCo will not issue an additional LLC Unit to us. Similarly, except as otherwise determined by us, (i) Definitive OpCo will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Definitive OpCo issue any additional LLC Units to any person other than us, we will issue an equal number of shares of our Class B common stock to such person (or, in the case of LLC Units corresponding to units of AIDH Management Holdings, LLC, to the holder of such units of AIDH Management Holdings, LLC). Conversely, if at any time any shares of our Class A common stock are purchased or otherwise acquired by us, Definitive OpCo will purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security as the shares of our Class A common stock are purchased or otherwise acquired. In addition, except as otherwise determined by us, Definitive OpCo will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization, or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization, or otherwise) of the LLC Units unless it is accompanied by a substantively identical subdivision or combination, as applicable, of each class of our common stock (with corresponding changes made with respect to any other exchangeable or convertible securities), and conversely, we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under our Amended LLC Agreement, Unitholders (other than us) have the right to require Definitive OpCo to redeem or exchange all or a portion of their vested LLC Units for newly-issued shares of Class A common stock, which may consist of unregistered shares, on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends, and reclassifications), subject to certain exceptions. Upon the exercise of the redemption right, the exchanging member will surrender its LLC Units to Definitive OpCo for cancellation. The Amended LLC Agreement requires that we contribute shares of our Class A common stock to Definitive OpCo in exchange for an amount of newly-issued LLC Units in Definitive OpCo equal to the number of LLC Units exchanged from the surrendering holder of LLC Units. Definitive OpCo will then distribute the shares of our Class A common stock to such holder to complete the exchange. Alternatively, we may at our option effect the exchange in the form of a direct exchange of Class A common stock for LLC Units. Furthermore, in the event of an exchange request, we are obligated to ensure that at all times the number of LLC Units that we own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Upon such an exchange, shares of Class B common stock held by the exchanging holder of LLC Units will be canceled on a one-for-one basis. Similarly, the holders of vested equity in AIDH Management Holdings, LLC have the right, pursuant to the terms of the amended and restated limited liability company agreement of AIDH Management Holdings, LLC, to cause

Definitive OpCo or us to redeem or exchange (at our election) their vested equity for newly issued shares of Class A common stock on a one-for-one basis as though such holder were the direct member of Definitive OpCo pursuant to the terms of the Amended LLC Agreement. Upon such an exchange, shares of Class B common stock held by the exchanging holder of units of AIDH Management Holdings, LLC will be canceled on a one-for-one basis.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to our Class A common stock is proposed by us or to us or our stockholders and approved by our Board of Directors or is otherwise effected or consented to or approved by our Board of Directors, holders of vested LLC Units other than us will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit such Unitholders to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that such Unitholders may participate in each such offer without being required to exchange LLC Units to the extent practicable.

The Amended LLC Agreement provides that, subject to certain exceptions, including transfers to us as provided above or to certain permitted transferees, the LLC Units and shares of Class B common stock may not be sold, transferred, or otherwise disposed of.

Subject to certain exceptions, Definitive OpCo will indemnify all of its members and their officers and certain other related parties against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Definitive OpCo’s business or affairs, the Amended LLC Agreement or any related document.

Definitive OpCo may be dissolved upon the earliest to occur of (i) 45 days after the sale or other disposition of all or substantially all of its assets, (ii) our approval of such a dissolution, (iii) the entry of a decree of dissolution, or (iv) such time as there are no remaining members, unless Definitive OpCo is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Definitive OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or their respective affiliates that are creditors) in satisfaction of all of Definitive OpCo’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

In connection with the IPO, we entered into a Tax Receivable Agreement, or TRA, with the TRA Parties. Under the TRA, the Company generally will be required to pay to the TRA Parties 85% of the amount of cash savings, if any, in U.S. federal, state, or local tax that the Company actually realizes, or in certain circumstances is deemed to realize, directly or indirectly as a result of (i) certain tax attributes that the Company acquired from the Blocker Companies, (ii) certain tax basis adjustments resulting from (a) acquisitions by the Company of LLC Units from pre-IPO holders in connection with the IPO and (b) subsequent redemptions or exchanges of LLC Units by Unitholders of LLC Units for Class A Common Stock or other consideration, and (iii) certain payments made under the TRA. The Company expects to benefit from the remaining 15% of any tax benefits that it may actually realize. To the extent that the Company is unable to timely make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid.

We have recorded a tax receivable agreement liability of $147.1 million related to these benefits as of December 31, 2023. To the extent that the Company determines that it is able to realize the tax benefits associated with the basis adjustments and net operating losses, the Company would record an additional liability of $148.6 million, for a total liability of $295.7 million. The company made TRA payments during the year ended December 31, 2023 of $0.2 million.

Nominating Agreements

We entered into nominating agreements, pursuant to which (a) Advent and its affiliates have the right, at any time until Advent no longer beneficially owns at least 21.5% of our outstanding common stock, to nominate two designees to our Board; and (b) so long as each of Spectrum Equity and Jason Krantz together with each of their respective affiliates, owns at least 5% of our outstanding common stock, respectively, Spectrum Equity and Jason Krantz, and their respective affiliates, each have the right to nominate one designee to our Board. After such time as Advent and its affiliates no longer beneficially own at least 21.5% of our outstanding common stock but so long as Advent and its affiliates are the beneficial owners of at least 5% of our common stock, Advent and its affiliates have the right to nominate one designee to our Board. So long as Advent, Spectrum Equity, and Jason Krantz together with their respective affiliates beneficially own at least 5% of our outstanding common stock, Advent, Spectrum Equity and Jason Krantz each have the right to nominate a designee to our Board to fill any vacancy of a director nominated by Advent, Spectrum Equity, or Jason Krantz, respectively, due to death, resignation, or removal. See “Management—Nominating Agreements”.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with certain of the Unitholders and affiliates of Advent, affiliates of Spectrum Equity, Jason Krantz, and AIDH Management Holdings, LLC.

Limitation of Directors’ Liability and Indemnification Matters

Our Charter and Bylaws provide that we will indemnify our directors and officers, in each case, to the fullest extent permitted by Delaware law. Pursuant to our Charter, our directors will not be liable to us or any stockholders for monetary damages for any breach of fiduciary duty, except (i) for acts that breach his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporate Law (the “DGCL”), which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase, or (iv) for any transaction from which the director derived an improper personal benefit. The Bylaws also require us, if so requested, to advance expenses that such director or officer incurred in defending or investigating a threatened or pending action, suit, or proceeding, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. We have entered into, and intend to continue to enter into, indemnification agreements with our directors and officers. We also maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Related Party Transactions Policies and Procedures

We have a Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification, and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the Policy, subject to certain exceptions, a “related person transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest, and the amount involved exceeds $120,000.

The Policy requires that notice of a proposed transaction or arrangement that could be a related person transaction be provided to our Chief Legal Officer, or his or her designee, the chair of the Board, or the chair of the Audit Committee prior to entry into such transaction. If it is determined that such transaction could be a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting or sooner if determined to be necessary by the Chief Legal Officer. Under the Policy, our Audit Committee may, in its discretion based upon a determination that such transactions are in the best interests of the Company and such other determinations as the Audit Committee deems appropriate, (i) approve or ratify such transactions, as applicable, (ii) request that the transaction be modified as a condition to the Audit Committee’s approval or ratification, or (iii) reject and direct management to terminate or rescind the transaction.

HOUSEHOLDING OF PROXY MATERIALS

Under rules adopted by the SEC, we are permitted to deliver a single Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023, to any household in which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to be entitled to submit a separate proxy or voting instructions.

This year, we, or some brokers and nominees who hold Company shares on behalf of stockholders, may participate in the practice of householding proxy statements and annual reports for those stockholders. If your household receives a single Notice of Internet Availability of Proxy Materials for this year and, if you requested printed versions by mail, this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023, but you would like to receive your own copy, please contact our Chief Legal Officer and Secretary, at Definitive Healthcare Corp., Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Chief Legal Officer and Secretary, Definitive Healthcare Corp., Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2025 Annual Meeting, a proposal must be received by our Secretary on or before December 10, 2024. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2025 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Chief Legal Officer and Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2025 Annual Meeting, such a proposal must be received on or after January 22, 2025, but not later than February 21, 2025. In the event that the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date of this year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the open of business on the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting, or, if the first public announcement by the Company of the date of the 2025 Annual Meeting is less than 100 days prior to the 2025 Annual Meeting, the tenth day following the day on which public announcement of the date of the 2025 Annual Meeting is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board of Director’s Nominees must provide in their notice the additional information required by Rule 14a-19 under the Exchange Act.

OTHER BUSINESS

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the form of proxy.

By Order of the Board of Directors,

Matt Ruderman
Chief Legal Officer and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K. To access these filings, go to our website (ir.definitivehc.com) and click on “SEC Filings” under the “Financials” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2023, including financial statements and schedules thereto, filed with the SEC, will also be available without charge to stockholders upon written request addressed to:

Chief Legal Officer and Secretary

Definitive Healthcare Corp.

492 Old Connecticut Path, Suite 401

Framingham, MA 01701

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains non-GAAP financial measures under the caption “Compensation Discussion and Analysis”, including Adjusted EBITDA and Adjusted EBITDA Margin. See below for a definition of each non-GAAP financial measure and a reconciliation to net loss, the most comparable GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin

We define EBITDA as earnings before debt-related costs, including interest expense, net and loss on extinguishment of debt, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items of a significant or unusual nature, including other income and expense, equity-based compensation, transaction, integration and restructuring expenses, and other non-core items. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are key metrics used by management and our board of directors to assess the profitability of our operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to investors to assess our operating performance because these metrics eliminate non-recurring and unusual items and non-cash expenses, which we do not consider indicative of ongoing operational performance. We believe that these metrics are helpful to investors in measuring the profitability of our operations on a consolidated level.

Our use of these non-GAAP terms may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies and are not measures of performance calculated in accordance with GAAP. Our presentation of these non-GAAP financial measures are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These non-GAAP financial measures should not be considered as alternatives to measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity.

In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in these presentations.

The following table presents a reconciliation of Net loss to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2023		2022		2021
(in thousands)	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net loss and margin	$(289,627)	(115)%	$(24,179)	(11)%	$(62,324)	(38)%
Interest expense, net	1,559	1%	8,413	4%	25,871	16%
Income tax benefit	(18,553)	(7)%	(17,698)	(8)%	(443)	(0)%
Loss from extinguishment of debt	—	0%	—	0%	9,873	6%
Depreciation & amortization	51,750	21%	56,904	26%	59,947	36%

EBITDA and margin	(254,871)	(101)%	23,440	11%	32,924	20%
Other income, net (a)	(23,179)	(9)%	(10,579)	(5)%	(294)	(0)%
Equity-based compensation (b)	48,739	19%	36,434	16%	9,957	6%
Transaction, integration and restructuring expenses(c)	11,489	5%	7,890	4%	6,287	4%
Goodwill impairment (d)	287,400	114%	—	0%	—	0%
Other non-core items (e)	4,875	2%	6,561	3%	7,116	4%

Adjusted EBITDA and margin	$74,453	30%	$63,746	29%	$55,990	34%

(a)	Primarily represents foreign exchange and TRA liability remeasurement gains and losses.

A-1

(b)	Equity-based compensation represents non-cash compensation expense recognized in association with equity awards made to employees and directors.
(c)

Transaction and integration expenses primarily represent legal, accounting, and consulting expenses and fair value adjustments for contingent consideration related to our acquisitions. Restructuring expenses relate to our restructuring plans committed to in the first and third quarters of 2023 and impairment and restructuring charges related to office closures and relocations.

	Year Ended December 31,
(in thousands)	2023	2022	2021
Merger and acquisition due diligence and transaction costs	$5,419	$1,580	$2,496
Integration costs	934	3,765	27
Fair value adjustment for contingent consideration	302	1,250	3,764
Restructuring charges for severance and other separation costs	4,679	—	—
Office closure and relocation restructuring charges and impairments	155	1,295	—

Total transaction, integration and restructuring expense	$11,489	$7,890	$6,287

(d)

Goodwill impairment represents a non-cash, pretax, goodwill impairment charge of $287.4 million recorded during the quarter ended September 30, 2023. We experienced a sustained decline in our stock price and market capitalization, which represented a triggering event and required us to perform a goodwill impairment test as of September 30, 2023. As a result of our quantitative impairment test, we determined that the fair value of our single reporting unit was lower than its carrying value and, accordingly, recorded this impairment charge.

(e)

Other non-core items represent expenses driven by events that are typically by nature one-time, non-operational, and/or unrelated to our core operations. These expenses are comprised of non-core legal and regulatory costs isolated to unique and extraordinary litigation, legal and regulatory matters that are not considered normal and recurring business activity including sales tax accrual charges inclusive of penalties and interest for sales taxes that we may have been required to collect from customers in 2023 and certain previous years, professional fees related to the filing delay and restatement of our previously issued financial statements filed concurrently with our Quarterly Report on Form 10-Q for the second quarter of 2023, and other non-recurring legal and regulatory matters. Other non-core items also include non-recurring strategic consulting fees associated with a strategic initiative to restructure and transform the Company through commercial and operational reorganization that right sizes the organization as well as professional fees related to financing, capital structure changes, and other non-recurring set-up costs related to public company operations.

	Year Ended December 31,
(in thousands)	2023	2022	2021
Non-core legal and regulatory	$2,370	$3,696	$2,770
Consulting fees for non-recurring strategic restructuring	1,977	—	—
Professional fees for set-up of Up-C, TRA, tax and public company infrastructure	—	2,467	4,075
Other non-core expenses	528	398	271

Total other non-core items	$4,875	$6,561	$7,116

A-2

P.O. BOX 8016, CARY, NC 27512-9903

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Definitive Healthcare Corp. For stockholders of record as of March 25, 2024 Wednesday, May 22, 2024 3:00 PM, Eastern Time 492 Old Connecticut Path, Suite 401, Framingham, MA 01701

Internet:

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YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 3:00 PM, Eastern Time May 22, 2024.

This proxy is being solicited on behalf of the Board of Directors of Definitive Healthcare Corp.

The undersigned hereby appoints Matthew Ruderman, Richard Booth, and Jason Krantz (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Definitive Healthcare Corp. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and in their discretion upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof (including, without limitation, with discretionary authority with respect to Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve), conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign, date (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

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Definitive Healthcare Corp. Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1.

To elect the Board of Directors’ three nominees for Class III directors of Definitive Healthcare Corp. named in the Proxy Statement, each to serve a three-year term expiring at the 2027 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

1.01 Jeff Haywood

1.02 Scott Stephenson

		FOR	WITHHOLD		FOR FOR
		☐ ☐	☐ ☐

	1.03 Kathleen A. Winters	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐	FOR

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement.	☐	☐	☐	FOR

Note: In their discretion, the Named Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

☐	Check here if you would like to attend the meeting in person.

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Signature (and Title if applicable)	Date	Signature (if held jointly)	Date